Exhibit 99.2

Part II, Item 8. Financial Statements and Supplementary Data is updated from the information included in our Annual Report on Form 10-K for the year ended December 31, 2009 to recast the presentation of our financial statements for all periods presented, as disclosed in Note 17 of the notes to the consolidated financial statements filed as a part of this Exhibit 99.2.

Item 8. Financial Statements and Supplementary Data

NOVASTAR FINANCIAL, INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except share amounts)
	December 31,	December 31,
	2009	2008
Assets
Current Assets
Unrestricted cash and cash equivalents	$7,104	$24,790
Mortgage securities (includes CDO securities of $959 and $4,798, respectively)	7,990	19,873
Notes receivable, net of allowance of $300 and $0, respectively	4,920	-
Other current assets (includes CDO other assets of $428 and $2,043, respectively)	7,501	9,335
Current assets of discontinued operations	-	324
Total current assets	27,515	54,322
Securitization Trust Assets
Mortgage loans – held-in-portfolio, net of allowance of $712,614 and $776,001,
respectively	1,289,474	1,772,838
Accrued interest receivable	74,025	77,292
Real estate owned	64,179	70,480
Total securitization trust assets	1,427,678	1,920,610
Non-Current Assets
Fixed assets, net of depreciation	1,803	1,247
Other assets	2,495	1,168
Assets of discontinued operations	-	1,117
Total non-current assets	4,298	3,532
Total assets	$1,459,491	$1,978,464

Liabilities and Shareholders’ Deficit
Liabilities:
Current Liabilities
Accounts payable	$1,949	$495
Accrued expenses	6,801	17,785
Dividends payable	34,402	19,088
Other current liabilities (includes CDO debt and other liabilities of $1,396 and
$5,376, respectively)	2,962	8,824
Current liabilities of discontinued operations	-	1,936
Total current liabilities	46,114	48,128
Securitization Trust Liabilities
Due to servicer	136,855	117,635
Other securitization trust liabilities	3,729	11,631
Asset-backed bonds secured by mortgage loans	2,270,602	2,599,351
Total securitization trust liabilities	2,411,186	2,728,617
Non-Current Liabilities
Junior subordinated debentures	77,815	77,323
Other liabilities	928	569
Liabilities of discontinued operations	-	600
Total non-current liabilities	78,743	78,492
Total liabilities	2,536,043	2,855,237

Commitments and contingencies (Note 6)

Shareholders’ deficit:
Capital stock, $0.01 par value, 50,000,000 shares authorized:
Redeemable preferred stock, $25 liquidating preference per share; 2,990,000 shares,
issued and outstanding	30	30
Convertible participating preferred stock, $25 liquidating preference per share; 2,100,000
shares, issued and outstanding	21	21
Common stock, 9,368,053, issued and outstanding	94	94
Additional paid-in capital	786,989	786,279
Accumulated deficit	(1,868,398)	(1,671,984)
Accumulated other comprehensive income	5,111	8,926
Other	(70)	(139)
Total NFI shareholders’ deficit	(1,076,223)	(876,773)
Noncontrolling interests	(329)	-
Total shareholders’ deficit	(1,076,552)	(876,773)
Total liabilities and shareholders’ deficit	$1,459,491	$1,978,464

See notes to consolidated financial statements.

NOVASTAR FINANCIAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except share amounts)
	For the Year Ended December 31,
	2009	2008
Income and Revenues:
Service fee income	$31,106	$2,524
Interest income – mortgage loans	131,301	186,601
Interest income – mortgage securities	21,656	46,997
Total	184,063	236,122

Costs and Expenses:
Cost of services	32,221	2,600
Interest expense – asset-backed bonds	21,290	95,012
Provision for credit losses	260,860	707,364
Servicing fees	10,639	13,596
Premiums for mortgage loan insurance	6,178	15,847
Selling, general and administrative expense	20,777	23,510
Other expense	13,905	73,815
Total	365,870	931,744

Other income	887	977
Interest expense on trust preferred securities	(1,128)	(6,261)

Loss before income tax expense	(182,048)	(700,906)
Income tax expense (benefit)	1,108	(17,594)
Net loss from continuing operations	(183,156)	(683,312)
Income from discontinued operations, net of income tax	-	22,830
Net loss	(183,156)	(660,482)
Less: Net loss attributable to noncontrolling interests	(2,054)	-
Net loss attributable to NFI	$(181,102)	$(660,482)
Earnings Per Share attributable to NFI:
Basic	$(20.97)	$(72.37)
Diluted	$(20.97)	$(72.37)
Weighted average basic shares outstanding	9,368,053	9,338,131
Weighted average diluted shares outstanding	9,368,053	9,338,131

See notes to consolidated financial statements.

NOVASTAR FINANCIAL, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT
(dollars in thousands, except share amounts)

		Convertible				Accumulated
	Redeemable	Participating		Additional		Other		Total
	Preferred	Preferred	Common	Paid-in	Accumulated	Comprehensive		Shareholders’
	Stock	Stock	Stock	Capital	Deficit	(Loss) Income	Other	Deficit
Balance, January 1, 2008	$30	$21	$94	$786,342	$(996,649)	$(1,117)	$(209)	$(211,488)
Forgiveness of founders’ notes
receivable	-	-	-	-	-	-	70	70
Compensation recognized under
stock compensation plans	-	-	-	(63)	-	-	-	(63)
Accumulating dividends on
preferred stock	-	-	-	-	(15,273)	-	-	(15,273)
Other	-	-	-	-	420	-	-	420
Comprehensive loss:
Net loss	-	-	-	-	(660,482)	-	-	(660,482)
Other comprehensive income	-	-	-	-	-	10,043	-	10,043
Total comprehensive loss	-	-	-	-	-	-	-	(650,439)
Balance, December 31, 2008	$30	$21	$94	$786,279	$(1,671,984)	$8,926	$(139)	$(876,773)

Continued

	Total NovaStar Financial, Inc. Shareholders’ Deficit
		Convertible				Accumulated
	Redeemable	Participating		Additional		Other			Total
	Preferred	Preferred	Common	Paid-in	Accumulated	Comprehensive		Noncontrolling	Shareholders’
	Stock	Stock	Stock	Capital	Deficit	Income	Other	Interest	Deficit
Balance, January 1, 2009	$30	$21	$94	$786,279	$(1,671,984)	$8,926	$(139)	$-	$(876,773)
Forgiveness of founder’s
notes receivable	-	-	-	-	-	-	69	-	69
Compensation
recognized under stock
compensation plans	-	-	-	710	-	-	-	-	710
Accumulating dividends
on preferred stock	-	-	-	-	(15,312)	-	-	-	(15,312)
Contribution from
noncontrolling interests	-	-	-	-	-	-	-	525	525
Acquisition of
noncontrolling interests	-	-	-	-	-	-	-	1,200	1,200
Comprehensive loss:
Net loss	-	-	-	-	(181,102)	-	-	(2,054)	(183,156)
Other comprehensive loss	-	-	-	-	-	(3,815)	-	-	(3,815)
Total comprehensive loss	-	-	-	-	-	-	-	-	(186,971)
Balance, December 31, 2009	$30	$21	$94	$786,989	$(1,868,398)	$5,111	$(70)	$(329)	$(1,076,552)

See notes to consolidated financial statements.	Concluded

NOVASTAR FINANCIAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)
	For the Year Ended December 31,
	2009	2008
Cash flows from operating activities:
Net loss	$(183,156)	$(660,482)
Income from discontinued operations	-	22,830
Loss from continuing operations	(183,156)	(683,312)
Adjustments to reconcile loss from continuing operations to net cash used in operating activities:
Impairment on mortgage securities – available-for-sale	1,198	23,100
Losses on derivative instruments	4,665	18,094
Depreciation expense	869	1,124
Amortization of deferred debt issuance costs	2,239	3,081
Compensation recognized under stock compensation plans	710	(63)
Provision for credit losses	260,860	707,364
Amortization of premiums on mortgage loans	2,443	13,366
Interest capitalized on loans held-in-portfolio	(1,550)	(19,858)
Forgiveness of founders’ promissory notes	69	70
Provision for deferred income taxes	-	(13,805)
Fair value adjustments	6,743	25,743
Accretion of available-for-sale and trading securities	(23,528)	(50,399)
Gains on debt extinguishment	-	(6,418)
Changes in:
Accrued interest receivable	3,267	(15,588)
Other assets	(4,170)	6,327
Due to servicer	19,220	61,185
Accounts payable and other liabilities	(21,566)	(26,030)
Net cash provided by operating activities from continuing
operations	68,313	43,981
Net cash used in operating activities from discontinued operations	(1,095)	(14,415)
Net cash provided by operating activities	67,218	29,566

Cash flows from investing activities:
Proceeds from mortgage securities – available-for-sale	13,594	26,899
Proceeds from mortgage securities – trading	4,885	59,912
Proceeds from mortgage loans held-in-portfolio	98,933	288,243
Proceeds from sales of assets acquired through foreclosure	129,815	114,194
Restricted cash, net	705	2,952
Purchases of property and equipment	(1,324)	(25)
Proceeds from disposal of property and equipment	6	-
Acquisition of businesses, net of cash acquired	2	(710)
Net cash provided by investing activities	246,616	491,465
Net cash provided by investing activities from discontinued operations	-	2,114
Net cash provided by investing activities	246,616	493,579

Continued

	For the Year Ended December 31,
	2009	2008
Cash flows from financing activities:
Payments on asset-backed bonds	(331,670)	(477,662)
Contributions from noncontrolling interest	150	-
Net change in short-term borrowings	-	(45,488)
Repurchase of trust preferred debt	-	(550)
Net cash used in financing activities from continuing operations	(331,520)	(523,700)
Net cash used in financing activities from discontinued operations	-	(19)
Net cash used in financing activities	(331,520)	(523,719)
Net decrease in cash and cash equivalents	(17,686)	(574)
Cash and cash equivalents, beginning of year	24,790	25,364
Cash and cash equivalents, end of year	$7,104	$24,790

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
(dollars in thousands)
	For the Year Ended December 31,
	2009	2008
Cash paid for interest	$33,726	$111,949
Cash (refunded) paid for income taxes	(38)	3,679
Cash received on mortgage securities – available-for-sale
with no cost basis	1,872	3,401
Non-cash investing and financing activities:
Assets acquired through foreclosure	123,190	108,172
Preferred stock dividends accrued, not yet paid	15,312	15,273

See notes to consolidated financial statements.	Concluded

NOVASTAR FINANCIAL, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Basis of Presentation, Business Plan, Liquidity and Going Concern Considerations

Description of Operations - NovaStar Financial, Inc. and its subsidiaries (“NFI” or the “Company”) hold certain nonconforming residential mortgage securities. StreetLinks National Appraisal Services LLC (“StreetLinks”), a majority-owned subsidiary of the Company, is a residential mortgage appraisal management company. Advent Financial Services LLC (“Advent”), a majority-owned subsidiary of the Company, provides access to tailored banking accounts, small dollar banking products and related services to meet the needs of low and moderate income level individuals.

Effective August 1, 2008, the Company acquired a 75% interest in StreetLinks for an initial cash purchase price of $750,000 plus future payments contingent upon StreetLinks reaching certain earnings targets. Results of operations from August 1, 2008 forward are included in the consolidated statement of operations. Simultaneously with the acquisition, the Company transferred ownership of 5% of StreetLinks to the Chief Executive Officer of StreetLinks. The Company has contributed additional capital to StreetLinks subsequent to our initial acquisition, bringing the Company’s total ownership to 88%. If StreetLinks achieves certain performance targets by December 31, 2010, the Company will transfer 8% of its membership interest in StreetLinks to certain existing members and employees.

On April 26, 2009, the Company acquired a 70% interest in Advent for an initial cash contribution into Advent of $2 million plus future contributions contingent upon Advent reaching certain earnings and other performance targets. Results of operations from April 26, 2009 forward are included in the consolidated statement of operations.

Prior to changes in its business in 2007, the Company originated, purchased, securitized, sold, invested in and serviced residential nonconforming mortgage loans and mortgage backed securities. The Company retained, through its mortgage securities investment portfolio, significant interests in the nonconforming loans it originated and purchased, and through its servicing platform, serviced all of the loans in which it retained interests.

Financial Statement Presentation - The Company’s consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and prevailing practices within the financial services industry. The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expense during the period. The Company uses estimates and employs the judgments of management in determining the amount of its allowance for credit losses, amortizing premiums or accreting discounts on its mortgage assets, establishing the fair value of its mortgage securities, reserve for losses on third party sales, derivative instruments, CDO debt and estimating appropriate accrual rates on mortgage securities – available-for-sale. While the consolidated financial statements and footnotes reflect the best estimates and judgments of management at the time, actual results could differ significantly from those estimates. In accordance with Subsequent Event guidance, the Company evaluated all events or transactions that occurred after December 31, 2009 through the date of the issuance of these financial statements. Subsequent events are discussed in Note 17 to the financial statements.

The consolidated financial statements of the Company include the accounts of all wholly-owned and majority-owned subsidiaries, all other entities that would be consolidated under the Consolidation guidance have been considered. Investments in entities for which the Company has significant influence are accounted for under the equity method. Intercompany accounts and transactions have been eliminated in consolidation.

Historically, the Company has prepared its balance sheet on an unclassified basis because the operating cycle of its nonconforming mortgage operations exceeded one year. As a result of changes in the Company’s business, which included discontinuing its mortgage lending operations and selling its servicing operations, the assets and liabilities are now presented on a classified basis for all periods presented except for the assets and liabilities of the securitization trusts which continue to be presented on an unclassified basis. Certain line items on the consolidated statement of operations have been reclassified to better present the Company’s current operating businesses.

Business Plan - As discussed above, the Company acquired a majority interest in an appraisal management company, StreetLinks, during the third quarter of 2008 and increased its ownership percentage in the fourth quarter of 2009. In addition, the Company acquired a majority interest in Advent in April 2009. Management continues to grow and develop these operating entities. Additionally, the Company will continue to focus on minimizing expenses, preserving liquidity, and exploring additional investments in operating companies.

StreetLinks and the Company’s residual mortgage securities are currently the significant source of cash flows. The Company expects the cash flows from the mortgage securities to decrease during 2010 as the underlying mortgage loans are repaid, and could be significantly less than recent experience if losses on the underlying mortgage loans exceed the current assumptions. The Company expects the cash flows from StreetLinks to continue to increase as partially attributable to new legislation which went into effect in the first quarter of 2010 that will positively impact StreetLinks’ business. The Company also expects cash flows to increase due to a larger customer base and operating efficiencies.

Liquidity - The Company had $7.1 million in unrestricted cash and cash equivalents at December 31, 2009, which was a decrease of $17.7 million from December 31, 2008. As of March 30, 2010, the Company had approximately $15.5 million in available cash on hand (including $1.8 million of restricted cash). In addition to the Company’s operating expenses, the Company has quarterly interest payments due on its trust preferred securities. The Company’s current projections indicate sufficient available cash and cash flows from StreetLinks and its mortgage securities to meet these payment needs.

During 2009, the Company continued its strategy of growing and developing StreetLinks and significantly increased its appraisal volume. For the year ended December 31, 2009, StreetLinks had revenues of $31.1 million, as compared to $2.5 million in 2008. StreetLinks incurred significant start-up expenses to develop its infrastructure in 2009, which are not expected to be recurring. As a result, management expects StreetLinks to produce positive net cash flows and earnings going forward.

Cash flows from mortgage loans – held-in-portfolio are used to repay the asset-backed bonds secured by mortgage loans and are not available to pay the Company’s other debts, the asset-backed bonds are obligations of the securitization trusts and will be repaid using collections of the securitized assets. The trusts have no recourse to the Company’s other unsecuritized assets.

During 2009, the Company used significant amounts of cash to pay for costs related to our legacy mortgage lending and servicing operations, pay for current administrative costs and invest in StreetLinks and Advent. The Company will continue to evaluate the Advent business model, however the Company does not believe that Advent will be a significant source or use of cash during 2010.

The Company’s consolidated financial statements have been prepared on a going concern basis of accounting which contemplates continuity of operations, realization of assets, liabilities and commitments in the normal course of business. The Company has experienced significant losses over the past several years and has a significant deficit in stockholders’ equity. Notwithstanding these negative factors, management believes that its current operations and its cash availability are sufficient for the Company to discharge its liabilities and meet its commitments in the normal course of business.

Note 2. Summary of Significant Accounting and Reporting Policies

Cash and Cash Equivalents The Company considers investments with original maturities of three months or less at the date of purchase to be cash equivalents. The Company maintains cash balances at several major financial institutions in the United States. Accounts at each institution are secured by the Federal Deposit Insurance Corporation up to $250,000, through December 31, 2013. At December 31, 2009 and 2008, respectively, 41% and 43% of the Company’s cash and cash equivalents, including restricted cash, were with one institution. The uninsured balances of the Company’s unrestricted cash and cash equivalents and restricted cash aggregated $11.3 million and $29.8 million as of December 31, 2009 and 2008, respectively.

Restricted Cash Restricted cash includes funds the Company is required to post as cash collateral or transfer to escrow accounts and its release is subject to contractual requirements and time restrictions. The cash may not be released to the Company without the consent of the counterparties, which is generally at their discretion. The cash could also be subject to the indemnification of losses incurred by the counterparties. The Company received approximately $2.9 million during February 2010.

Other Current Assets Other current assets include prepaid expenses, the current portion of restricted cash and other miscellaneous receivables expected to be realized within the next year.  As of December 31, 2009, and December 31, 2008, prepaid expenses were $1.8 million.

Mortgage Loans Mortgage loans include loans originated by the Company and acquired from other originators. Mortgage loans are recorded net of deferred loan origination fees and associated direct costs and are stated at amortized cost. Mortgage loan origination fees and associated direct mortgage loan origination costs on mortgage loans held-in-portfolio are deferred and recognized over the estimated life of the loan as an adjustment to yield using the effective yield method. The Company uses actual and estimated cash flows, which consider the actual and future estimated prepayments of the loans, to derive an effective level yield.

Interest is recognized as revenue when earned according to the terms of the mortgage loans and when, in the opinion of management, it is collectible. For all mortgage loans that do not carry mortgage insurance, the accrual of interest on loans is discontinued when, in management’s opinion, the interest is not collectible in the normal course of business, but in no case beyond when a loan becomes 90 days delinquent. For mortgage loans that do carry mortgage insurance, the accrual of interest is only discontinued when in management’s opinion, the interest is not collectible. Interest collected on non-accrual loans is recognized as income upon receipt.

The mortgage loan portfolio is collectively evaluated for impairment as the individual loans are smaller-balance and are homogeneous in nature. For mortgage loans held-in-portfolio, the Company maintains an allowance for credit losses inherent in the portfolio at the Consolidated Balance Sheet dates. The allowance is based upon the assessment by management of various factors affecting its mortgage loan portfolio, including current economic conditions, the makeup of the portfolio based on credit grade, loan-to-value, delinquency status, historical credit losses, whether the Company purchased mortgage insurance and other factors deemed to warrant consideration. The allowance is maintained through ongoing adjustments to operating income. The assumptions used by management regarding key economic indicators are highly uncertain and involve a great deal of judgment.

An internally developed migration analysis is the primary tool used in analyzing the adequacy of the allowance for credit losses. This tool takes into consideration historical information regarding foreclosure and loss severity experience and applies that information to the portfolio at the reporting date. Management also takes into consideration the use of mortgage insurance as a method of managing credit risk. The Company pays mortgage insurance premiums on loans maintained on the Consolidated Balance Sheets and includes the cost of mortgage insurance in the consolidated statements of income.

Management’s estimate of expected losses could increase if the actual loss experience is different than originally estimated. In addition, the estimate of expected losses could increase if economic factors change the value that can be reasonably expected to obtain from the sale of the property. If actual losses increase, or if amounts reasonably expected to be obtained from property sales decrease, the provision for losses would increase.

Mortgage Securities Mortgage securities consist of securities classified as available-for-sale and trading.

Mortgage securities – available-for-sale represent beneficial interests the Company retains in securitization and resecuritization transactions which include residual interests (the “residual securities”). The residual securities include interest-only mortgage securities, prepayment penalty bonds and overcollateralization bonds. The subordinated securities represent investment-grade and non-investment grade rated bonds which are senior to the residual interests but subordinated to the bonds sold to third party investors. Mortgage securities classified as available-for-sale are reported at their estimated fair value with unrealized gains and losses reported in accumulated other comprehensive income. To the extent that the cost basis of mortgage securities exceeds the fair value and the unrealized loss is considered to be other than temporary, an impairment charge is recognized and the amount recorded in accumulated other comprehensive income or loss is reclassified to earnings as a realized loss. The specific identification method was used in computing realized gains or losses.

Interest-only mortgage securities represent the contractual right to receive excess interest cash flows from a pool of securitized mortgage loans. Interest payments received by the independent trust are first applied to the principal and interest bonds (held by outside investors), servicing fees and administrative fees. The excess, if any, is remitted to the Company related to its ownership of the interest-only mortgage security. Prepayment penalty bonds give the holder the contractual right to receive prepayment penalties collected by the independent trust on the underlying mortgage loans. Overcollateralization bonds represent the contractual right to excess principal payments resulting from over collateralization of the obligations of the trust.

As previously described, mortgage securities-available-for-sale represent retained beneficial interests in certain components of the cash flows of the underlying mortgage loans to securitization trusts. As payments are received on both the residual and subordinated securities, the payments are applied to the cost basis of the related mortgage securities. Each period, the accretable yield for each mortgage security is evaluated and, to the extent there has been a change in the estimated cash flows, it is adjusted and applied prospectively. The estimated cash flows change as management’s assumptions for credit losses, borrower prepayments and interest rates are updated. The assumptions are established using proprietary models the Company has developed. The accretable yield is recorded as interest income with a corresponding increase to the cost basis of the mortgage security.

The Company estimates the fair value of its residual securities retained based on the present value of future expected cash flows to be received. Management’s best estimate of key assumptions, including credit losses, prepayment speeds, market discount rates and forward yield curves commensurate with the risks involved, are used in estimating future cash flows.

Mortgage securities – trading consist of mortgage securities purchased by the Company as well as retained by the Company in its securitization transactions. Trading securities are recorded at fair value with gains and losses, realized and unrealized, included in earnings. The Company uses the specific identification method in computing realized gains or losses.

Mortgage Securities – trading consisted of one residual security at December 31, 2009 and 2008 with the remaining balance comprised of subordinated securities.

The Company estimates fair value for the subordinated securities based on quoted market prices obtained from brokers which are compared to internal discounted cash flows.

Notes Receivable Notes receivable represent loans to independent third-party entities. Notes receivable are carried at the lower of cost or estimated fair value, impairments are charged to earnings as incurred.

Real Estate Owned Real Estate Owned, which consists of residential real estate acquired in satisfaction of loans, is carried at the lower of cost or estimated fair value less estimated selling costs. Adjustments to the loan carrying value required at time of foreclosure are charged against the allowance for credit losses. Costs related to the development of real estate are capitalized and those related to holding the property are expensed. Losses or gains from the ultimate disposition of Real Estate Owned are charged or credited to earnings.

Fixed Assets, net Leasehold improvements, furniture and fixtures and office and computer equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. The estimated useful lives of the assets are leasehold improvements, lesser of 5 years or remaining lease term; furniture and fixtures, 5 years; and office and computer equipment, 3 to 5 years. Accumulated depreciation consisted of $3.0 million and $2.7 million as of December 31, 2009 and 2008, respectively.

Maintenance and repairs are charged to expense. Major renewals and improvements are capitalized. Gains and losses on dispositions are credited or charged to earnings as incurred. Depreciation expense related to continuing operations for the years ended December 31, 2009 and 2008 was $0.8 million and $1.1 million, respectively. There was no depreciation expense related to discontinued operations for the years ended December 31, 2009 and 2008.

Premiums for Mortgage Loan Insurance The Company uses lender paid mortgage insurance to mitigate the risk of loss on loans that are originated. For those loans held-in-portfolio, the premiums for mortgage insurance are expensed by the Company as the costs of the premiums are incurred. For those loans sold in securitization transactions accounted for as a sale, the independent trust assumes the obligation to pay the premiums and obtains the right to receive insurance proceeds.

Due to Servicer Principal and interest payments (the “monthly repayment obligations”) on asset-backed bonds secured by mortgage loans recorded on the Company’s Consolidated Balance Sheets are remitted to bondholders on a monthly basis by the securitization trust (the “remittance period”). Funds used for the monthly repayment obligations are based on the monthly scheduled principal and interest payments of the underlying mortgage loan collateral, as well as actual principal and interest collections from borrower prepayments. When a borrower defaults on a scheduled principal and interest payment, the servicer must advance the scheduled principal and interest to the securitization trust to satisfy the monthly repayment obligations. The servicer must continue to advance all delinquent scheduled principal and interest payments each remittance period until the loan is liquidated. Upon liquidation, the servicer may recover their advance through the liquidation proceeds. During the period the servicer has advanced funds to a securitization trust which the Company accounts for as a financing, the Company records a liability representing the funds due back to the servicer.

Service Fee Income Appraisal fees are collected as part of the appraisal management process performed by StreetLinks based on negotiated rates with each appraiser. Revenue is recognized when the appraisal is completed and provided to the lender or borrower, depending on who placed the order.

Stock-Based Compensation At December 31, 2009, the Company had one stock-based employee compensation plan, which is described more fully in Note 15 and is accounted for using Share-Based Payment guidance.

Income Taxes In determining the amount of deferred tax assets to recognize in the financial statements, the Company evaluates the likelihood of realizing such benefits in future periods. The Income Taxes guidance requires the recognition of a valuation allowance if it is more likely than not that all or some portion of the deferred tax asset will not be realized. Income Taxes guidance indicates the more likely than not threshold is a level of likelihood that is more than 50%.

Under the Income Taxes guidance, companies are required to identify and consider all available evidence, both positive and negative, in determining whether it is more likely than not that all or some portion of its deferred tax assets will not be realized. Positive evidence includes, but is not limited to the following: cumulative earnings in recent years, earnings expected in future years, excess appreciated asset value over the tax basis and positive industry trends. Negative evidence includes, but is not limited to the following: cumulative losses in recent years, losses expected in future years, a history of operating losses or tax credits carryforwards expiring and adverse industry trends.

The weight given to the potential effect of negative and positive evidence should be commensurate with the extent to which it can be objectively verified. Accordingly, the more negative evidence that exists requires more positive evidence to counter, thus making it more difficult to support a conclusion that a valuation allowance is not needed for all or some of the deferred tax assets. Cumulative losses in recent years are significant negative evidence that is difficult to overcome when determining the need for a valuation allowance. Similarly, cumulative earnings in recent years represent significant positive objective evidence. If the weight of the positive evidence is sufficient to support a conclusion that it is more likely than not that a deferred tax asset will be realized, a valuation allowance should not be recorded.

The Company examines and weighs all available evidence (both positive and negative and both historical and forecasted) in the process of determining whether it is more likely than not that a deferred tax asset will be realized. The Company considers the relevancy of historical and forecasted evidence when there has been a significant change in circumstances. Additionally, the Company evaluates the realization of its recorded deferred tax assets on an interim and annual basis. The Company does not record a valuation allowance if the weight of the positive evidence exceeds the negative evidence and is sufficient to support a conclusion that it is more likely than not that its deferred tax asset will be realized.

If the weighted positive evidence is not sufficient to support a conclusion that it is more likely than not that all or some of the Company’s deferred tax assets will be realized, the Company considers all alternative sources of taxable income identified in determining the amount of valuation allowance to be recorded. Alternative sources of taxable income identified in the Income Taxes guidance include the following: 1) taxable income in prior carryback year, 2) future reversals of existing taxable temporary differences, 3) future taxable income exclusive of reversing temporary differences and carryforwards, and 4) tax planning strategies.

The Company evaluates whether a tax position taken by the company will “more likely than not” be sustained upon examination by the appropriate taxing authority. The company measures the amount of benefit to recognize in its financial statements as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. It is the Company’s policy to recognize interest and penalties related to income tax matters in income tax expense (benefit).

Earnings Per Share (“EPS”) Basic EPS excludes dilution and is computed by dividing net income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is calculated assuming all options, restricted stock, performance based awards and warrants on the Company’s common stock have been exercised, unless the exercise would be antidilutive.

New Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 166, Accounting for the Transfers of Financial Assets, an Amendment of FASB Statement No. 140; this statement was codified in December 2009 as Accounting Standards Codification (“ASC”) 860. This guidance is effective for financial asset transfers beginning on January 1, 2010 and will be used to determine whether the transfer is accounted for as a sale under GAAP or as a secured borrowing. In addition, also in June, 2009 the FASB issued SFAS No. 167, Amendments to FASB Interpretation No. 46 (R); this statement was also codified in December 2009 as ASC 810 and governs the consolidation of variable interest entities. The consolidation guidance will become effective for all VIEs the Company held as of January 1, 2010. As part of the Company’s adoption of the amended consolidation guidance, it was required to reconsider the Company’s previous consolidation conclusions pertaining to the Company’s variable interests in VIEs, including: (i) whether an entity is a VIE; and (ii) whether the Company is the primary beneficiary. Based on the Company’s assessment of its involvement in VIEs at January 1, 2010, in accordance with the amended consolidation guidance, the Company determined that it is not the primary beneficiary of any mortgage loan securitization entities in which it held a variable interest, as the Company does not have the power to direct the activities that most significantly impact the economic performance of these entities. The adoption of the amended consolidation guidance will therefore not result in the Company consolidating or deconsolidating any VIEs for which it has involvement. It should be noted, however, that the new guidance also requires the Company to reassess these conclusions, based upon changes in the facts and circumstances pertaining to the Company’s VIEs, on an ongoing basis; thus the Company’s assessments may therefore change and could result in a material impact to the Company’s financial statements during subsequent reporting periods. The Company will provide the presentation and disclosure requirements in the amended consolidation guidance in its financial statements for the three month period ending March 31, 2010.

Subsequent to December 31, 2009, there were certain events which the Company has determined should result in a reassessment of the consolidation of the NHEL 2006-1, MTA 2006-1, and NHEL 2007-1 securitizations. Based on the provisions of the amended guidance and the conclusion by Company management that a new transfer date has occurred for the NHEL 2006-1, MTA 2006-1, and NHEL 2007-1 securitizations, the Company believes that it will deconsolidate the assets and liabilities of the NHEL 2006-1, MTA 2006-1, and NHEL 2007-1 securitization trusts and will record a gain during the three-month period ending March 31, 2010. See Note 17 to the consolidated financial statements for further details.

As a result of the analysis, the Company does not anticipate any impact to the Company’s financial statements upon the Company’s initial adoption of the amended Transfers and Servicing guidance and the amended Consolidation guidance on January 1, 2010. However, as discussed above, the Company re-evaluated the NHEL 2006-1, MTA 2006-1, and NHEL 2007-1 securitization transactions and determined that based on the occurrence of certain events during 2010, the application of the amended Transfers and Servicing guidance will result in the Company reflecting as sales of financial assets and extinguishment of liabilities the assets and liabilities of the securitization trusts during the three-month period ending March 31, 2010. See Note 17 to the consolidated financial statements for further details.

Improving Disclosures about Fair Value Measurements. In January 2010, the Financial Accounting Standards Board (“FASB”) issued new fair value disclosure guidance. The new guidance requires disclosing the amounts of significant transfers in and out of Level 1 and 2 fair value measurements and to describe the reasons for the transfers. The disclosures are effective for reporting periods beginning after December 15, 2009. Additionally, disclosures of the gross purchases, sales, issuances and settlements activity in Level 3 fair value measurements will be required for fiscal years beginning after December 15, 2010.

Note 3. Mortgage Loans – Held-in-Portfolio

Mortgage loans – held-in-portfolio, all of which are secured by residential properties, consisted of the following as of December 31, 2009 and 2008 (dollars in thousands):

	December 31,	December 31,
	2009	2008
Mortgage loans – held-in-portfolio
Outstanding principal	$1,985,483	$2,529,791
Net unamortized deferred origination costs	16,605	19,048
Amortized cost	2,002,088	2,548,839
Allowance for credit losses	(712,614)	(776,001)
Mortgage loans – held-in-portfolio	$1,289,474	$1,772,838
Weighted average coupon	6.94%	8.00%

Mortgage loans held-in-portfolio consist of loans that the Company has securitized in structures that are accounted for as financings. These securitizations are structured legally as sales, but for accounting purposes are treated as financings under the “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” guidance. See below for details of the Company’s securitization transactions structured as financings.

At inception the NHES 2006-1 and NHES 2006-MTA1 securitizations did not meet the qualifying special purpose entity criteria necessary for derecognition because after the loans were securitized the securitization trusts were able to acquire derivatives relating to beneficial interests retained by the Company; additionally, the Company had the unilateral ability to repurchase a limited number of loans back from these two trusts. The NHES 2007-1 securitization does not meet the qualifying special purpose entity criteria necessary for derecognition because of the excessive benefit the Company received at inception from the derivative instruments delivered into the trust to counteract interest rate risk.

Accordingly, the loans in these securitizations remain on the Consolidated Balance Sheets as “Mortgage loans – held-in-portfolio.” Given this treatment, retained interests are not created, and securitization bond financing is reflected on the Consolidated Balance Sheets as a liability. The Company records interest income on loans held-in-portfolio and interest expense on the bonds issued in the securitizations over the life of the securitizations. Deferred debt issuance costs and discounts related to the bonds are amortized using an effective yield basis over the estimated life of the bonds.

Mortgage loans – held-in-portfolio are serviced by a third-party entity. During the year ended December 31, 2009, the servicer modified loans totaling $230.0 million in principal with weighted-average interest rates of 8.59% and 4.87% before and after modification, respectively. The modifications are offered to borrowers experiencing financial difficulties and serve to reduce monthly payments and defer unpaid interest. The Company’s estimates for the allowance for loan losses and related provision include the projected impact of the modified loans.

At December 31, 2009, all of the loans classified as held-in-portfolio were pledged as collateral for financing purposes.

The table below presents quantitative information about delinquencies, net credit losses, and components of securitized financial assets and other assets managed together with them (dollars in thousands):

			Principal Amount of
	Total Principal Amount of		Loans 60 Days or More		Net Credit Losses
	Loans (A) For the Year Ended		Past Due For the Year		During the Year Ended
	December 31,		Ended December 31,		December 31, (B)
	2009	2008	2009	2008	2009	2008
Loans securitized	$6,570,308	$8,121,668	$3,296,863	$3,371,720	$735,892	$469,182
Loans held-in-portfolio	2,138,500	2,684,213	1,243,731	1,270,261	321,097	155,765
Total loans securitized or held-
in-portfolio	$8,708,808	$10,805,881	$4,540,594	$4,641,981	$1,056,989	$624,947

(A)	Includes assets acquired through foreclosure.
(B)	Represents the realized losses as reported by the securitization trusts for each period presented.

Collateral for 25% and 23% of the mortgage loans held-in-portfolio outstanding as of December 31, 2009 was located in California and Florida, respectively. Collateral for 27% and 21% of the mortgage loans held-in-portfolio outstanding as of December 31, 2008 was located in California and Florida, respectively. Interest only loan products made up 10% and 22% of the loans classified as held-in-portfolio as of December 31, 2009 and 2008, respectively. In addition, as of December 31, 2009, moving treasury average (“MTA”) loan products made up 26% of the loans classified as held-in-portfolio compared to 27% as of December 31, 2008. These MTA loans had $1.6 million and $19.9 million in negative amortization during 2009 and 2008, respectively. The Company has no other significant concentration of credit risk on mortgage loans.

Mortgage loans – held-in-portfolio that the Company has placed on non-accrual status totaled $712.6 million and $755.5 million at December 31, 2009 and 2008, respectively. At December 31, 2009, the Company had $433.4 million in mortgage loans – held-in-portfolio past due 90 days or more, which were still accruing interest as compared to $436.2 million at December 31, 2008. These loans carried mortgage insurance and the accrual will be discontinued when in management’s opinion the interest is not collectible.

Activity in the allowance for credit losses on mortgage loans – held-in-portfolio is as follows for the two years ended December 31, 2009 (dollars in thousands):

	2009	2008
Balance, beginning of period	$776,001	$230,138
Provision for credit losses	260,860	707,364
Charge-offs, net of recoveries	(324,247)	(161,501)
Balance, end of period	$712,614	$776,001

The FASB Staff Position, Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities (“VIE Guidance”), which was adopted by the Company on December 31, 2008, provides the disclosure requirements for transactions with VIEs or special purpose entities and transfers of financial assets in securitizations or asset-backed financing arrangements. Under the VIE Guidance, the Company is required to disclose information for consolidated VIEs, for VIEs in which the Company is the sponsor as defined below or is a significant variable interest holder (“Sponsor/Significant VIH”) and for VIEs that are established for securitizations and asset-backed financing arrangements. The VIE Guidance has expanded the population of VIEs for which disclosure is required.

The Company has defined “sponsor” to include all transactions where the Company has transferred assets to a VIE and/or structured the VIE, regardless of whether or not the asset transfer has met the sale conditions in the previous guidance. The Company discloses all instances where continued involvement with the assets exposes it to potential economic gain/(loss), regardless of whether or not that continued involvement is considered to be a variable interest in the VIE.

The Company’s only continued involvement, relating to these transactions, is retaining interests in the VIEs.

For the purposes of this disclosure, transactions with VIEs are categorized as follows:

Securitization transactions. For the purposes of this disclosure, securitization transactions include transactions where the Company transferred mortgage loans and accounted for the transfer as a sale. This category includes Qualifying Special Purpose Entities (“QSPEs”) and is reflected in the securitization section of this Note. QSPEs are commonly used by the Company in securitization transactions as described below. In accordance with VIE Guidance, the Company does not consolidate QSPEs.

Mortgage Loan VIEs. The Company consolidates securitization transactions that are structured legally as sales, but for accounting purposes are treated as financings as defined by the previous guidance. The NHES 2006-1 and NHES 2006-MTA1 securitizations at inception did not meet the criteria necessary for derecognition under the previous guidance and related interpretations because after the loans were securitized the securitization trusts was able to acquire derivatives relating to beneficial interests retained by the Company; additionally, the Company, had the unilateral ability to repurchase a limited number of loans back from the trust. These provisions were removed effective September 30, 2008. Since the removal of these provisions were not considered substantive, the original accounting conclusion remains the same. The NHES 2007-1 securitization does not meet the qualifying special purpose entity criteria necessary for derecognition under the previous guidance and related interpretations because of the excessive benefit the Company received at inception from the derivative instruments delivered into the trust to counteract interest rate risk. These transactions could continue to fail QSPE status and require consolidation and related disclosures. The Company has no control over the mortgage loans held by these VIEs due to their legal structure. Therefore, these mortgage loans have been pledged to the bondholders in the VIEs, and these assets are included in the assets pledged balance reported within this footnote. The beneficial interest holders in these VIEs have no recourse to the Company; rather their investments are paid exclusively from the assets in the VIE. Securitization VIEs that hold loan assets are typically financed through the issuance of several classes of debt (i.e., tranches).

Collateralized Debt Obligations (“CDO”). In the first quarter of 2007, the Company closed a CDO. The collateral for this securitization consisted of subordinated securities which the Company retained from its loan securitizations as well as subordinated securities purchased from other issuers. This securitization was structured legally as a sale, but for accounting purposes was accounted for as a financing under the accounting guidance. This securitization did not meet the qualifying special purpose entity criteria under the accounting guidance. Accordingly, the securities remain on the Company’s Consolidated Balance Sheets, retained interests were not created, and securitization bond financing replaced the short-term debt used to finance the securities. The Company is not the primary beneficiary in this transaction.

Transactions with these VIEs are reflected in the Sponsor/Significant VIE table in instances where the Company has not transferred the assets to the VIE or in the tables where the Company has transferred assets and has accounted for the transfer as a sale.

Variable Interest Entities

The VIE Guidance requires an entity to consolidate a VIE if that entity holds a variable interest that will absorb a majority of the VIE’s expected losses, receive a majority of the VIE’s expected residual returns, or both. The entity required to consolidate a VIE is known as the primary beneficiary. VIEs are reassessed for consolidation when reconsideration events occur. Reconsideration events include, changes to the VIEs’ governing documents that reallocate the expected losses/returns of the VIE between the primary beneficiary and other variable interest holders or sales and purchases of variable interests in the VIE.

There were no material reconsideration events during the period.

The table below provides the disclosure information required by the VIE guidance for VIEs that are consolidated by the Company (dollars in thousands):

		Assets After Intercompany		Liabilities After
		Eliminations		Intercompany	Recourse to the
Consolidated VIEs	Total Assets	Unrestricted	Restricted (A)	Eliminations	Company (B)
December 31, 2009
Mortgage Loan VIEs(C)	$1,435,671	$-	$1,427,501	$2,453,181	$-
CDO(D)	1,389	-	1,387	1,387	-
December 31, 2008
Mortgage Loan VIEs(C)	$1,930,063	$-	$1,920,610	$2,730,280	$-
CDO(D)	7,435	-	7,035	8,557	-

(A)	Assets are considered restricted when they cannot be freely pledged or sold by the Company.
(B)	This column reflects the extent, if any, to which investors have recourse to the Company beyond the assets held by the VIE and assumes a total loss of the assets held by the VIE.
(C)	For Mortgage Loan VIEs, assets are primarily recorded in “Mortgage loans – held-in-portfolio.” Liabilities are primarily recorded in “Asset-backed bonds secured by mortgage loans.”
(D)	For the CDO, assets are primarily recorded in “Mortgage securities” and liabilities are recorded in “Other current liabilities.”

Securitizations

Prior to changes in its business in 2007, the Company securitized residential nonconforming mortgage loans. The Company’s involvement with VIEs that are used to securitize financial assets consists of owning securities issued by VIEs.

The following table relates to securitizations where the Company is the retained interest holder of assets issued by the entity (dollars in thousands):

	Size/Principal	Assets on	Liabilities on	Maximum	Year to
	Outstanding	Balance	Balance	Exposure to	Date Loss	Year to Date
	(A)	Sheet	Sheet	Loss(B)	on Sale	Cash Flows
December 31, 2009
Residential mortgage
loans(C)	$6,570,308	$7,031	$-	$7,031	$-	$15,867
December 31, 2008
Residential mortgage
loans(C)	$8,121,668	$15,919	$-	$15,919	$-	$58,891

(A)	Size/Principal Outstanding reflects the estimated principal of the underlying assets held by the VIE/SPEs.
(B)	The maximum exposure to loss includes the following: the assets held by the Company retained interests in the VIEs/SPEs. The maximum exposure to loss assumes a total loss on the referenced assets held by the VIE.
(C)	For residential mortgage loans QSPEs, assets on balance sheet are primarily securities issued by the entity and are recorded in “Mortgage securities.”

In certain instances, the Company retains interests in the subordinated tranche and residual tranche of securities issued by VIEs that are created to securitize assets. The gain or loss on the sale of the assets is determined with reference to the previous carrying amount of the financial assets transferred, which is allocated between the assets sold and the retained interests, if any, based on their relative fair values at the date of transfer.

Retained interests are recorded in the Consolidated Balance Sheets at fair value. The Company estimates fair value for the retained residual securities based on the present value of expected future cash flows using management’s best estimates of credit losses, prepayment rates, forward yield curves, and discount rates, commensurate with the risks involved. The fair value of retained subordinated securities is estimated using quoted market prices compared to internal discounted cash flows. Retained interests are either held as mortgage securities – trading, with changes in fair value recorded in the Consolidated Statements of Operations, or as mortgage securities – available-for-sale, with changes in fair value included in accumulated other comprehensive income.

Retained interests are reviewed periodically for impairment. The retained interests consisted of $6.9 million of residual interests as of December 31, 2009 and $13.5 million of residual interests and $2.4 million of retained subordinated interests as of December 31, 2008, respectively.

The following table presents information on retained interests excluding the offsetting benefit of financial instruments used to hedge risks, held by the Company as of December 31, 2009 arising from the Company’s residential mortgage-related securitization transactions. The pre-tax sensitivities of the current fair value of the retained interests to immediate 10% and 25% adverse changes in assumptions and parameters are also shown (dollars in thousands):

Carrying amount/fair value of residual interests	$7,031
Weighted average life (in years)	3.72
Weighted average prepayment speed assumption (CPR) (percent)	17.0
Fair value after a 10% increase in prepayment speed	$6,816
Fair value after a 25% increase in prepayment speed	$6,249
Weighted average expected annual credit losses (percent of current collateral balance)	25.7
Fair value after a 10% increase in annual credit losses	$6,833
Fair value after a 25% increase in annual credit losses	$6,572
Weighted average residual cash flows discount rate (percent)	25.0
Fair value after a 500 basis point increase in discount rate	$6,811
Fair value after a 1000 basis point increase in discount rate	$6,604
Market interest rates:
Fair value after a 100 basis point increase in market rates	$4,873
Fair value after a 200 basis point increase in market rates	$2,910

The preceding sensitivity analysis is hypothetical and should be used with caution. In particular, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated independent of changes in any other assumption; in practice, changes in one factor may result in changes in another, which might magnify or counteract the sensitivities. Further, changes in fair value based on a 10% or 25% variation in an assumption or parameter generally cannot be extrapolated because the relationship of the change in the assumption to the change in fair value may not be linear. Also, the sensitivity analysis does not include the offsetting benefit of financial instruments that the Company utilizes to hedge risks, including credit, interest rate, and prepayment risk, that are inherent in the retained interests. These hedging strategies are structured to take into consideration the hypothetical stress scenarios above, such that they would be effective in principally offsetting the Company’s exposure to loss in the event that these scenarios occur.

Note 4. Mortgage Securities

Mortgage securities consist of securities classified as available-for-sale and trading as of December 31, 2009 and December 31, 2008.

	December 31,	December 31,
	2009	2008
Mortgage securities – available-for-sale	$6,903	$12,788
Mortgage securities – trading	1,087	7,085
Total mortgage securities	$7,990	$19,873

As of December 31, 2009 and 2008, mortgage securities – available-for-sale consisted entirely of the Company’s investment in the residual securities issued by securitization trusts sponsored by the Company, but did not include the NMFT Series 2007-2 residual security. Residual securities consist of interest-only, prepayment penalty and overcollateralization bonds. Management estimates the fair value of the residual securities by discounting the expected future cash flows of the collateral and bonds.

The following table presents certain information on the Company’s portfolio of mortgage securities – available-for-sale as of December 31, 2009 and December 31, 2008 (dollars in thousands):

			Unrealized Losses
		Unrealized	Less Than Twelve	Estimated Fair	Average
	Cost Basis	Gain	Months	Value	Yield (A)
As of December 31, 2009	$1,792	$5,111	-	$6,903	132.90%
As of December 31, 2008	3,771	9,017	-	12,788	38.2

(A)	The average yield is calculated from the cost basis of the mortgage securities and does not give effect to changes in fair value that are reflected as a component of shareholders’ equity.

During the years ended December 31, 2009 and 2008 management concluded that the decline in value on certain securities in the Company’s mortgage securities – available-for-sale portfolio were other-than-temporary. As a result, the Company recognized impairments on mortgage securities – available-for-sale of $1.2 million and $23.1 million during the years ended December 31, 2009 and 2008, respectively.

Maturities of mortgage securities owned by the Company depend on repayment characteristics and experience of the underlying financial instruments.

Mortgage securities – trading consist of the NMFT Series 2007-2 residual security, and subordinated securities retained by the Company from securitization transactions and subordinated securities purchased from other issuers in the open market. Management estimates the fair value of the residual securities by discounting the expected future cash flows of the collateral and bonds. The fair value of the subordinated securities is estimated based on quoted market prices and compared to estimates based on discounting the expected future cash flows of the collateral and bonds. Refer to Note 9 for a description of the valuation methods as of December 31, 2009 and December 31, 2008. The following table summarizes the Company’s mortgage securities – trading as of December 31, 2009 and December 31, 2008 (dollars in thousands):

		Amortized Cost		Average
	Original Face	Basis	Fair Value	Yield (A)
As of December 31, 2009
Subordinated securities pledged to CDO	$332,489	$103,638	$959
Other subordinated securities	102,625	-	-
Residual securities	-	374	128
Total	$435,114	$104,012	$1,087	4.79%

As of December 31, 2008
Subordinated securities pledged to CDO	$332,489	$321,293	$4,798
Other subordinated securities	102,625	96,723	1,582
Residual securities	-	15,952	705
Total	$435,114	$433,968	$7,085	9.55%

(A)	Calculated from the ending fair value of the securities.

The Company recognized net trading losses of $11.8 million and $88.7 million for the years ended December 31, 2009 and 2008, respectively, which are included in the other expense line of the Company’s Consolidated Statements of Operations.

Note 5. Borrowings

Junior Subordinated Debentures

NFI’s wholly owned subsidiary NovaStar Mortgage, Inc. (“NMI”) has approximately $77.8 million in principal amount of unsecured notes (collectively, the “Notes”) outstanding to NovaStar Capital Trust I and NovaStar Capital Trust II (collectively, the “Trusts”) which secure trust preferred securities issued by the Trusts. NFI has guaranteed NMI's obligations under the Notes. NMI failed to make quarterly interest payments that were due on all payment dates in 2008 and through April 24, 2009 on these Notes.

On April 24, 2009 (the “Exchange Date”), the parties executed the necessary documents to complete an exchange of the Notes for new preferred obligations. On the Exchange Date, the Company paid interest due through December 31, 2008, in the aggregate amount of $5.3 million. In addition, the Company paid $0.3 million in legal and administrative costs on behalf of the Trusts which was recorded in the “Selling, general and administrative expense” line item on the Consolidated Statements of Operations.

The new preferred obligations require quarterly distributions of interest to the holders at a rate equal to 1.0% per annum beginning January 1, 2009 through December 31, 2009, subject to reset to a variable rate equal to the three-month LIBOR plus 3.5% upon the occurrence of an “Interest Coverage Trigger.” For purposes of the new preferred obligations, an Interest Coverage Trigger occurs when the ratio of EBITDA for any quarter ending on or after December 31, 2008 and on or prior to December 31, 2009 to the product as of the last day of such quarter, of the stated liquidation value of all outstanding 2009 Preferred Securities (i) multiplied by 7.5%, (ii) multiplied by 1.5 and (iii) divided by 4, equals or exceeds 1.00 to 1.00. Beginning January 1, 2010 until the earlier of February 18, 2019 or the occurrence of an Interest Coverage Trigger, the unpaid principal amount of the new preferred obligations will bear interest at a rate of 1.0% per annum and, thereafter, at a variable rate, reset quarterly, equal to the three-month LIBOR plus 3.5% per annum.

Collateralized Debt Obligation Issuance (“CDO”)

In the first quarter of 2007 the Company closed a CDO. The collateral for this securitization consisted of subordinated securities which the Company retained from its loan securitizations as well as subordinated securities purchased from other issuers. This securitization was structured legally as a sale, but for accounting purposes was accounted for as a financing. This securitization did not meet the qualifying special purpose entity criteria. Accordingly, the securities remain on the Company’s Consolidated Balance Sheets, retained interests were not created, and securitization bond financing replaced the short-term debt used to finance the securities. The Company records interest income on the securities and interest expense on the bonds issued in the securitization over the life of the related securities and bonds.

The Company elected the fair value option for the asset-backed bonds issued from NovaStar ABS CDO I. The election was made for these liabilities to help reduce income statement volatility which otherwise would arise if the accounting method for this debt was not matched with the fair value accounting for the mortgage securities. Fair value is estimated using quoted market prices. The Company recognized fair value adjustments of $5.1 and $63.0 million for the years ended December 31, 2009 and 2008, respectively, which is included in the “Other expense” line item on the Consolidated Statements of Operations.

On January 30, 2008, an event of default occurred under the CDO bond indenture agreement due to the noncompliance of certain overcollateralization tests. As a result, the trustee, upon notice and at the direction of a majority of the secured noteholders, may declare all of the secured notes to be immediately due and payable including accrued and unpaid interest. No such notice has been given as of March 30, 2010. As there is no recourse to the Company, it does not expect any significant impact to its financial condition, cash flows or results of operation as a result of the event of default.

Asset-backed Bonds (“ABB”). The Company issued ABB secured by its mortgage loans and ABB secured by its mortgage securities in certain transactions treated as financings as a means for long-term non-recourse financing. For financial reporting purposes, the mortgage loans held-in-portfolio and mortgage securities, as collateral, are recorded as assets of the Company and the ABB are recorded as debt. Interest and principal on each ABB is payable only from principal and interest on the underlying mortgage loans or mortgage securities collateralizing the ABB. Interest rates reset monthly and are indexed to one-month LIBOR. The estimated weighted-average months to maturity are based on estimates and assumptions made by management. The actual maturity may differ from expectations.

For ABB secured by mortgage loans, the Company retained a “clean up” call option to repay the ABB, and reacquire the mortgage loans, when the remaining unpaid principal balance of the underlying mortgage loans falls below 10% of their original amounts. The Company subsequently sold all of these clean-up call rights, to the buyer of our mortgage servicing rights. The Company did retain separate independent rights to require the buyer of our mortgage servicing rights to repurchase loans from the trusts and subsequently sell them to us; the Company does not expect to exercise any of the call rights that it retained. The Company had no ABB transactions for the year ended December 31, 2009.

The following is a summary of outstanding ABB and related loans (dollars in thousands):

	Asset-backed Bonds				Mortgage Loans
				Estimated
				Weighted
			Weighted	Average
			Average	Months		Weighted
	Remaining		Interest	to Call or	Remaining	Average
	Principal		Rate	Maturity	Principal	Coupon
As of December 31, 2009:
ABB Secured by Mortgage Loans:
NHES Series 2006-1	$475,360		0.52%	72	$399,913	8.03%
NHES Series 2006-MTA1	602,068		0.48	51	532,696	3.84
NHES Series 2007-1	1,201,517		0.50	106	1,052,873	6.99
Unamortized debt issuance costs, net	(8,343)
	$2,270,602
ABB Secured by Mortgage Securities:
NovaStar ABS CDO I	$323,999	(A)	0.80%	16	(B)	(B)

As of December 31, 2008:
ABB Secured by Mortgage Loans:
NHES Series 2006-1	$553,669		0.33%	84	$528,766	8.95%
NHES Series 2006-MTA1	683,757		0.75	40	680,127	5.80
NHES Series 2007-1	1,372,015		0.78	116	1,320,898	8.76
Unamortized debt issuance costs, net	(10,090)
	$2,599,351
ABB Secured by Mortgage Securities:
NovaStar ABS CDO I	$325,930	(A)	3.08%	26	(B)	(B)

(A)	The NovaStar ABS CDO I ABB are carried at a fair value of $1.0 million and $5.4 million on the Company’s Consolidated Balance Sheets at December 31, 2009 and 2008, respectively.
(B)	Collateral for the NovaStar ABS CDO I are subordinated mortgage securities.

The following table summarizes the expected repayment requirements relating to the securitization bond financing at December 31, 2009 (dollars in thousands). Amounts listed as bond payments are based on anticipated receipts of principal on underlying mortgage loan and security collateral using expected prepayment speeds. Principal repayments on these ABB are payable only from the mortgage loans and securities collateralizing the ABB. In the event that principal receipts from the underlying collateral are adversely impacted by credit losses, there could be insufficient principal receipts available to repay the ABB principal.

Asset-backed Bonds
2010	$533,889
2011	351,622
2012	288,944
2013	207,891
2014	251,883
Thereafter	829,887
$2,464,116

Short-term Borrowings

On May 9, 2008, the Company fully repaid all outstanding borrowings with Wachovia and all agreements were terminated effective the same day.

Note 6. Commitments and Contingencies

Commitments. The Company leases office space under various operating lease agreements. Rent expense for 2009 and 2008, under leases related to continuing operations, aggregated $1.9 million and $4.8 million, respectively. At December 31, 2009, future minimum lease commitments under those leases are as follows (dollars in thousands):

Lease
Obligations
2010	$1,711
2011	1,287
2012	873
2013	624
2014	73
$4,568

The Company had entered into various lease agreements pursuant to which the lessor agreed to repay the Company for certain existing lease obligations. The Company has recorded deferred lease incentives related to these payments which will be amortized into rent expense over the life of the respective lease on a straight-line basis. There were no deferred lease incentives related to continuing operations as of December 31, 2009. The deferred lease incentives related to continuing operations as of December 31, 2008 were $0.9 million.

The Company has sublease agreements for office space formerly occupied by the Company and received approximately $0.7 million during 2009. There were no sublease agreements included in continuing operations during 2008.

Contingencies

At this time, the Company does not believe that an adverse ruling against the Company is probable for the following claims and as such no amounts have been accrued in the consolidated financial statements.

On January 10, 2008, the City of Cleveland, Ohio filed suit against the Company and approximately 20 other mortgage, commercial and investment bankers alleging a public nuisance had been created in the City of Cleveland by the operation of the subprime mortgage industry. The case was filed in state court and promptly removed to the United States District Court for the Northern District of Ohio. The plaintiff seeks damages for loss of property values in the City of Cleveland and for increased costs of providing services and infrastructure, as a result of foreclosures of subprime mortgages. On October 8, 2008, the City of Cleveland filed an amended complaint in federal court which did not include claims against the Company but made similar claims against NMI, a wholly-owned subsidiary of NFI. On November 24, 2008, the Company filed a motion to dismiss the claims against NMI, which motion the court granted on May 15, 2009. The City of Cleveland has filed an appeal. The Company believes that these claims are without merit and will vigorously defend against them.

On January 31, 2008, two purported shareholders filed separate derivative actions in the Circuit Court of Jackson County, Missouri against various former and current officers and directors and named the Company as a nominal defendant. The essentially identical petitions seek monetary damages alleging that the individual defendants breached fiduciary duties owed to the Company, alleging insider selling and misappropriation of information, abuse of control, gross mismanagement, waste of corporate assets, and unjust enrichment between May 2006 and December 2007. On June 24, 2008, a third, similar case was filed in United States District Court for the Western District of Missouri. On July 13, 2009 the Company filed a motion to dismiss the plaintiff’s claims. On November 24, 2009, the Company reached a settlement with the plaintiffs which provided for certain corporate governance changes and a payment of $300,000 for attorney fees, the payment being covered by insurance. A hearing for court approval of the settlement is set for April 5, 2010.

On May 21, 2008, a purported class action case was filed in the Supreme Court of the State of New York, New York County, by the New Jersey Carpenters' Health Fund, on behalf of itself and all others similarly situated. Defendants in the case include NovaStar Mortgage Funding Corporation and its individual directors, several securitization trusts sponsored by the Company, and several unaffiliated investment banks and credit rating agencies. The case was removed to the United States District Court for the Southern District of New York. On June 16, 2009, the plaintiff filed an amended complaint. Plaintiff seeks monetary damages, alleging that the defendants violated sections 11, 12 and 15 of the Securities Act of 1933 by making allegedly false statements regarding mortgage loans that served as collateral for securities purchased by plaintiff and the purported class members. On August 31, 2009, the Company filed a motion to dismiss the plaintiff’s claims. The Company believes it has meritorious defenses to the case and expects to defend the case vigorously.

On July 7, 2008, plaintiff Jennifer Jones filed a purported class action case in the United States District Court for the Western District of Missouri against the Company, certain former and current officers of the Company, and unnamed members of the Company's "Retirement Committee." Plaintiff, a former employee of the Company, seeks class action certification on behalf of all persons who were participants in or beneficiaries of the Company's 401(k) plan from May 4, 2006 until November 15, 2007 and whose accounts included investments in the Company's common stock. Plaintiff seeks monetary damages alleging that the Company's common stock was an inappropriately risky investment option for retirement savings, and that defendants breached their fiduciary duties by allowing investment of some of the assets contained in the 401(k) plan to be made in the Company's common stock. On November 12, 2008, the Company filed a motion to dismiss which was denied by the Court on February 11, 2009. On April 6, 2009, the Court granted the plaintiff’s motion for class certification. The Company sought permission from the Eighth Circuit Court of Appeals to appeal the order granting class certification. On May 11, 2009, the Court of Appeals granted the Company permission to appeal the class certification order. On November 9, 2009 the Company reached a settlement with the plaintiffs. The settlement provides for payment by the Company’s insurer of $925,000. A hearing for court approval of the settlement is set for April 22, 2010.

On December 31, 2009, ITS Financial, LLC (“ITS”) filed a complaint against Advent and the Company alleging breach of contract by Advent for services related tax refund anticipation loans and early season loans. ITS does business as Instant Tax Service. The defendants removed the case to the United States District Court for the Southern District of Ohio. The complaint alleges that the Company worked in tandem and as one entity with Advent in all material respects. The complaint also alleges fraud in the inducement, tortuous interference by the Company with the contract, breach of good faith and fair dealing, fraudulent and negligent misrepresentation, and liability of the Company by piercing the corporate veil and joint and several liability, The plaintiff references a $3 million loan made by the Company to plaintiff and seeks a judgment declaring that this loan be subject to an offset by the plaintiff’s damages. The litigation is currently stayed pending resolution of the Company’s motion to transfer the case to the United States District Court for the Western District of Missouri. The Company believes that the defendants have meritorious defenses to this case and expects to defend the case vigorously.

In addition to those matters listed above, the Company is currently a party to various other legal proceedings and claims, including, but not limited to, breach of contract claims, tort claims, and claims for violations of federal and state consumer protection laws. Furthermore, the Company has received indemnification and loan repurchase demands with respect to alleged violations of representations and warranties made in loan sale and securitization agreements. These indemnification and repurchase demands have been addressed without significant loss to the Company, but such claims can be significant when multiple loans are involved.

Note 7. Shareholders’ Equity

To preserve liquidity, the Company’s Board of Directors has suspended the payment of dividends on its 8.9% Series C Cumulative Redeemable Preferred Stock (the “Series C Preferred Stock”) and its Series D1 Mandatory Convertible Preferred Stock (the “Series D1 Preferred Stock”). As a result, dividends continue to accrue on the Series C Preferred Stock and Series D1 Preferred Stock. The Company has total accrued dividends payable related to the Series C Preferred Stock and Series D1 Preferred Stock of $38.4 million as of March 30, 2010. All accrued and unpaid dividends on the Company’s preferred stock must be paid prior to any payments of dividends or other distributions on the Company’s common stock. In addition, since dividends on the Series C Preferred Stock were in arrears for six or more quarterly periods (whether or not consecutive), the holders of the Series C Preferred Stock, voting as a single class, elected two additional directors to the Company’s Board of Directors, as described. The Company does not expect to pay any dividends for the foreseeable future.

On March 17, 2009, the Company notified the holders of the Series C Preferred Stock that the Company would not make the dividend payment on the Series C Preferred Stock due on March 31, 2009. Because dividends on the Series C Preferred Stock are presently in arrears for six quarters, under the terms of the Articles Supplementary to the Company’s Charter that established the Series C Preferred Stock, the holders of the Series C Preferred Stock had the right, as of March 31, 2009, to elect two additional directors to the Company’s board of directors. At the Company’s Annual Meeting of Shareholders on June 25, 2009, the holders of the Series C Preferred Stock elected two additional directors of the Company to serve until such time that that all dividends accumulated and due on the Series C Preferred Stock have been paid fully paid.

Dividends on the Series C Preferred Stock are payable in cash and accrue at a rate of 8.90% annually. Accrued and unpaid dividends payable related to the Series C Preferred Stock were approximately $15.0 million and $8.3 million as of December 31, 2009 and 2008, respectively and $16.6 million as of March 30, 2010.

Dividends on the Series D1 Preferred Stock are payable in cash and accrue at a rate of 9.00% per annum, or 13.00% per annum if any such dividends are not declared and paid when due. In addition, holders of the Series D1 Preferred Stock are entitled to participate in any common stock dividends on an as converted basis. The Company’s board of directors has suspended the payment of dividends on the Company’s Series D1 Preferred Stock. As a result, dividends continue to accrue on the Series D1 Preferred Stock, and the dividend rate on the Series D1 Preferred Stock increased from 9.0% to 13.0%, compounded quarterly, effective October 16, 2007 with respect to all unpaid dividends and subsequently accruing dividends. Accrued and unpaid dividends payable related to the Series D1 Preferred Stock were approximately $19.4 million as of December 31, 2009 and $21.8 million as of March 30, 2010.

The Series D1 Preferred Stock is convertible into the Company’s 9.00% Series D2 Mandatory Convertible Preferred Stock having a par value of $0.01 per share and an initial liquidation preference of $25.00 per share (“Series D2 Preferred Stock”) upon the later of (a) July 16, 2009, or (b) the date on which the stockholders of the Company approve certain anti-dilution protection for the Series D1 Preferred Stock and Series D2 Preferred Stock that, upon such shareholder approval, would apply in the event the Company issues additional common stock for a price below the price at which the Series D1 Preferred Stock (or the Series D2 Preferred Stock into which the Series D1 Preferred Stock has been converted, if any) may be converted into common stock. The rights, powers and privileges of the Series D2 Preferred Stock are substantially similar to those of the Series D1 Preferred Stock, except that accrued and unpaid dividends on the Series D2 Preferred Stock can be added to the common stock conversion and liquidation value of the Series D2 Preferred Stock in lieu of cash payment, and the dividend rate on the Series D2 Preferred Stock is fixed in all circumstances at 9.00%.

The Series D1 Preferred Stock (or the Series D2 Preferred Stock into which the Series D1 Preferred stock has been converted, if any) is convertible into the Company’s common stock at any time at the option of the holders. The Series D1 Preferred Stock (or the Series D2 Preferred Stock into which the Series D1 Preferred stock has been converted, if any) is currently convertible into 1,875,000 shares of common stock based upon an initial conversion price of $28.00 per share, subject to adjustment as provided above or certain other extraordinary events. On or prior to July 16, 2010, the Company may elect to convert all of the Series D1 Preferred Stock (or the Series D2 Preferred Stock into which the Series D1 Preferred stock has been converted, if any) into common stock, if at such time the Company’s common stock is publicly traded and the common stock price is greater than 200% of the then existing conversion price for 40 of 50 consecutive trading days preceding delivery of the forced conversion notice. On July 16, 2016, the Series D1 Preferred Stock (or the Series D2 Preferred Stock into which the Series D1 Preferred stock has been converted, if any) will automatically convert into shares of common stock.

During the years ended December 31, 2009 and 2008, there were no shares of common stock issued under the Company’s stock-based compensation plan.

The Company’s Board of Directors has approved the purchase of up to $9 million of the Company’s common stock. No shares were repurchased during 2009 and 2008. Under Maryland law, shares purchased under this plan are to be returned to the Company’s authorized but unissued shares of common stock. Common stock purchased under this plan is charged against additional paid-in capital.

Note 8. Comprehensive Income

Comprehensive income includes revenues, expenses, gains and losses that are not included in net income. The following is a roll-forward of accumulated other comprehensive income for the years ended December 31, 2009 and 2008 (dollars in thousands):

	For the Year Ended
	December 31,
	2009	2008
Net loss	$(183,156)	$(660,482)
Other comprehensive (loss) income:
Change in unrealized loss on mortgage securities – available-for-sale	(5,106)	(14,152)

Change in unrealized gain (loss) on derivative instruments used in cash flow hedges	8	(1,364)
Impairment on mortgage securities - available-for-sale reclassified to earnings	1,198	23,100
Net settlements of derivative instruments used in cash flow hedges reclassified to
earnings	85	2,459
Other comprehensive income (loss)	(3,815)	10,043
Total comprehensive loss	(186,971)	(650,439)
Comprehensive loss attributable to noncontrolling interests	2,054	-
Total comprehensive loss attributable to NovaStar Financial, Inc.	$(184,917)	$(650,439)

Note 9. Fair Value Accounting

For financial reporting purposes, the Company follows a fair value hierarchy that is used to measure the fair value of assets and liabilities. This hierarchy prioritizes relevant market inputs in order to determine an “exit price,” or the price at which an asset could be sold or a liability could be transferred in an orderly process that is not a forced liquidation or distressed sale at the date of measurement.

Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company's market assumptions. These two types of inputs create the following fair value hierarchy:
  Level 1—Quoted prices for identical instruments in active markets.
  Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.
  Level 3—Instruments whose significant value drivers are unobservable.
The Company determines fair value based upon quoted prices when available or through the use of alternative approaches, such as discounting the expected cash flows using market interest rates commensurate with the credit quality and duration of the investment. The methods the Company uses to determine fair value on an instrument specific basis are detailed in the section titled “Valuation Methods,” below.

The following tables present for each of the fair value hierarchy levels, the Company’s assets and liabilities related to continuing operations which are measured at fair value on a recurring basis as of December 31, 2009 and 2008 (dollars in thousands):

		Fair Value Measurements at Reporting Date Using
		Quoted Prices in
	Fair Value at	Active Markets for	Significant Other	Significant
	December 31,	Identical Assets	Observable Inputs	Unobservable
Description	2009	(Level 1)	(Level 2)	Inputs (Level 3)
Assets
Mortgage securities – trading	$1,087	$-	$-	$1,087
Mortgage securities – available-
for-sale	6,903	-	-	6,903
Total Assets	$7,990	$-	$-	$7,990

Liabilities
Asset-backed bonds secured by
mortgage securities (A)	$968	$-	$-	$968
Derivative instruments, net	157	-	157	-
Total Liabilities	$1,125	$-	$157	$968

(A)     Included in the “Other current liabilities” line item on the Consolidated Balance Sheet.

		Fair Value Measurements at Reporting Date Using
		Quoted Prices in
	Fair Value at	Active Markets for	Significant Other	Significant
	December 31,	Identical Assets	Observable Inputs	Unobservable
Description	2008	(Level 1)	(Level 2)	Inputs (Level 3)
Assets
Mortgage securities – trading	$7,085	$-	$-	$7,085
Mortgage securities – available-
for-sale	12,788	-	-	12,788
Total Assets	$19,873	$-	$-	$19,873

Liabilities
Asset-backed bonds secured by
mortgage securities (A)	$5,376	$-	$-	$5,376
Derivative instruments, net	9,102	-	9,102	-
Total Liabilities	$14,478	$-	$9,102	$5,376

(A)     Included in the “Other current liabilities” line item on the Consolidated Balance Sheet.

The following tables provides a reconciliation of the beginning and ending balances for the Company’s mortgage securities – trading which are measured at fair value on a recurring basis using significant unobservable inputs (Level 3) from December 31, 2007 to December 31, 2009 (dollars in thousands):

			Estimated Fair
		Unrealized	Value of Mortgage
	Cost Basis	Loss	Securities
As of December 31, 2008	$433,968	$(426,883)	$7,085
Increases (decreases) to mortgage securities – trading:
Accretion of income	10,713	-	10,713
Proceeds from paydowns of securities	(4,885)	-	(4,885)
Other than temporary impairments	(335,783)	335,783	-
Mark-to-market value adjustment	-	(11,826)	(11,826)
Net increase (decrease) to mortgage securities	(329,955)	323,957	(5,998)
As of December 31, 2009	$104,013	$(102,926)	$1,087

			Estimated Fair
		Unrealized	Value of Mortgage
	Cost Basis	Loss	Securities
As of December 31, 2007	$41,275	$(16,534)	$24,741
Increases (decreases) to mortgage securities – trading:
Securities transferred from level 2 to level 3	414,080	(395,359)	18,721
Accretion of income	23,652	-	23,652
Proceeds from paydowns of securities	(45,039)	-	(45,039)
Mark-to-market value adjustment	-	(14,990)	(14,990)
Net increase (decrease) to mortgage securities	392,693	(410,349)	(17,656)
As of December 31, 2008	$433,968	$(426,883)	$7,085

The following tables provide a reconciliation of the beginning and ending balances for the Company’s mortgage securities – available-for-sale which are measured at fair value on a recurring basis using significant unobservable inputs (Level 3) from December 31, 2008 to December 31, 2009 and December 31, 2007 to December 31, 2008 (dollars in thousands):

			Estimated Fair
		Unrealized	Value of Mortgage
	Cost Basis	Gain	Securities
As of December 31, 2008	$3,771	$9,017	$12,788
Increases (decreases) to mortgage securities:
Accretion of income (A)	12,815	-	12,815
Proceeds from paydowns of securities (A) (B)	(13,594)	-	(13,594)
Impairment on mortgage securities – available-for-sale	(1,198)	-	(1,198)
Mark-to-market value adjustment	-	(3,908)	(3,908)
Net decrease to mortgage securities	(1,977)	(3,908)	(5,885)
As of December 31, 2009	$1,794	$5,109	$6,903

(A)	Cash received on mortgage securities with no cost basis was $1.9 million for the year ended December 31, 2009.
(B)	For mortgage securities with a remaining cost basis, the Company reduces the cost basis by the amount of cash that is contractually due from the securitization trusts. In contrast, for mortgage securities in which the cost basis has previously reached zero, the Company records in interest income the amount of cash that is contractually due from the securitization trusts. In both cases, there are instances where the Company may not receive a portion of this cash until after the Consolidated Balance Sheets reporting date. Therefore, these amounts are recorded as receivables from the securitization trusts, which are included in the other assets line on the Company’s Consolidated Balance Sheets. As of December 31, 2009, the Company had no receivables from securitization trusts related to mortgage securities available-for-sale with a remaining or zero cost basis.

			Estimated Fair
		Unrealized	Value of Mortgage
	Cost Basis	Gain	Securities
As of December 31, 2007	$33,302	$69	$33,371
Increases (decreases) to mortgage securities:
Accretion of income (A)	7,988	-	7,988
Proceeds from paydowns of securities (A) (B)	(14,419)	-	(14,419)
Impairment on mortgage securities – available-for-sale	(23,100)	-	(23,100)
Mark-to-market value adjustment	-	8,948	8,948
Net decrease to mortgage securities	(29,531)	8,948	(20,583)
As of December 31, 2008	$3,771	$9,017	$12,788

(A)	Cash received on mortgage securities with no cost basis was $3.4 million for the year ended December 31, 2008.
(B)	For mortgage securities with a remaining cost basis, the Company reduces the cost basis by the amount of cash that is contractually due from the securitization trusts. In contrast, for mortgage securities in which the cost basis has previously reached zero, the Company records in interest income the amount of cash that is contractually due from the securitization trusts. In both cases, there are instances where the Company may not receive a portion of this cash until after the Consolidated Balance Sheets reporting date. Therefore, these amounts are recorded as receivables from the securitization trusts, which are included in the other assets line on the Company’s Consolidated Balance Sheets. As of December 31, 2008, the Company had receivables from securitization trusts of $12.5 million, related to mortgage securities available-for-sale with a remaining cost basis. At December 31, 2008, there were no receivables from securitization trusts related to mortgage securities with a zero cost basis.

The following tables provides quantitative disclosures about the fair value measurements for the Company’s assets related to continuing operations which are measured at fair value on a nonrecurring basis as of December 31, 2009 and 2008 (dollars in thousands):

		Fair Value Measurements at Reporting Date Using
		Quoted Prices in
		Active Markets for	Significant Other	Significant
	Real Estate	Identical Assets	Observable Inputs	Unobservable Inputs
Fair Value at	Owned	(Level 1)	(Level 2)	(Level 3)
December 31, 2009	$64,179	$-	$-	$64,179
December 31, 2008	70,480	-	-	70,480

At the time a mortgage loan held-in-portfolio becomes real estate owned, the Company records the property at the lower of its carrying amount or fair value. Upon foreclosure and through liquidation, the Company evaluates the property's fair value as compared to its carrying amount and records a valuation adjustment when the carrying amount exceeds fair value. Any valuation adjustments at the time the loan becomes real estate owned is charged to the allowance for credit losses.

The following table provides a summary of the impact to earnings for the year ended December 31, 2009 from the Company’s assets and liabilities which are measured at fair value on a recurring and nonrecurring basis as of December 31, 2009 (dollars in thousands):

		Fair Value Adjustments For
		the Year Ended December 31,
	Fair Value
Asset or Liability Measured at	Measurement			Statement of Operation Line
Fair Value	Frequency	2009	2008	Item Impacted
Mortgage securities – trading	Recurring	$(11,826)	$(88,715)	Other expense
Mortgage securities – available-
for-sale	Recurring	(1,198)	(23,100)	Other expense
Real estate owned	Nonrecurring	(9,164)	(7,831)	Provision for credit losses
Derivative instruments, net	Recurring	(7,361)	(2,627)	Other expense
Asset-backed bonds secured by
mortgage securities	Recurring	5,083	62,973	Other expense
Total fair value losses		$(24,466)	$(59,300)

Valuation Methods

Mortgage securities – trading. Trading securities are recorded at fair value with gains and losses, realized and unrealized, included in earnings. The Company uses the specific identification method in computing realized gains or losses. Prior to September 30, 2008, the Company estimated fair value for its subordinated securities solely from quoted market prices. Commencing September 30, 2008, the Company estimated fair value for its subordinated securities based on quoted market prices compared to estimates based on discounting the expected future cash flows of the collateral and bonds. The Company determined this change in valuation method caused a change from Level 2 to Level 3 due to the unobservable inputs used by the Company in determining the expected future cash flows.

In addition, upon the closing of its NMFT Series 2007-2 securitization, the Company classified the residual security it retained as trading. Management estimates the fair value of its residual securities by discounting the expected future cash flows of the collateral and bonds. Due to the unobservable inputs used by the Company in determining the expected future cash flows, the Company determined its valuation methodology for residual securities qualify as Level 3.

Mortgage securities – available-for-sale. Mortgage securities – available-for-sale represent residual securities the Company retained in securitization and resecuritization transactions. Mortgage securities classified as available-for-sale are reported at their estimated fair value with unrealized gains and losses reported in accumulated other comprehensive income. To the extent that the cost basis of mortgage securities exceeds the fair value and the unrealized loss is considered to be other than temporary, an impairment charge is recognized and the amount recorded in accumulated other comprehensive income or loss is reclassified to earnings as a realized loss. The specific identification method is used in computing realized gains or losses. The Company uses the discount rate methodology for determining the fair value of its residual securities. The fair value of the residual securities is estimated based on the present value of future expected cash flows to be received. Management’s best estimate of key assumptions, including credit losses, prepayment speeds, the market discount rates and forward yield curves commensurate with the risks involved, are used in estimating future cash flows.

Derivative instruments. The fair value of derivative instruments is estimated by discounting the projected future cash flows using appropriate market rates.

Asset-backed bonds secured by mortgage securities. See discussion under “Fair Value Option for Financial Assets and Financial Liabilities.”

Real estate owned. Real estate owned is carried at the lower of cost or fair value less estimated selling costs. The Company estimates fair value at the asset’s liquidation value less selling costs using management’s assumptions which are based on historical loss severities for similar assets.

Fair Value Option for Financial Assets and Financial Liabilities

Under the fair value option guidance, the Company may elect to report most financial instruments and certain other items at fair value on an instrument-by-instrument basis with changes in fair value reported in earnings. After the initial adoption, the election is made at the acquisition of an eligible financial asset, financial liability, or firm commitment or when certain specified reconsideration events occur. The fair value election may not be revoked once an election is made.

The Company elected the fair value option for the asset-backed bonds issued from the CDO, which the Company closed in the first quarter of 2007. The Company elected the fair value option for these liabilities to help reduce earnings volatility which otherwise would arise if the accounting method for this debt was not matched with the fair value accounting for the related mortgage securities – trading. The asset-backed bonds, which are being carried at fair value, are included in the “Other current liabilities” line item on the Consolidated Balance Sheets. The change in the asset-backed bonds balance is due to the fair value adjustments since adoption of the guidance. The Company has not elected fair value accounting for any other Consolidated Balance Sheets items as allowed by the guidance from Fair Value Option for Financial Assets and Financial Liabilities.

The following table shows the difference between the unpaid principal balance and the fair value of the asset-backed bonds secured by mortgage securities for which the Company has elected fair value accounting as of December 31, 2009 and December 31, 2008 (dollars in thousands):

	Unpaid Principal Balance	Balance at Fair Value
As of December 31, 2009	$323,999	$968

As of December 31, 2008	324,243	5,376

Substantially all of the $5.1 million and $63.0 million change in fair value of the asset-backed bond for the years ended December 31, 2009 and 2008, respectively, are considered to be related to specific credit risk as all of the bonds are floating rate. The change in credit risk was caused by the severe decline in the value of the trust’s assets during the years ended December 31, 2009 and 2008.

Note 10. Derivative Instruments and Hedging Activities

The following tables present derivative instruments as of December 31, 2009 and 2008 (dollars in thousands):

			Maximum
			Days to
	Notional Amount	Fair Value	Maturity
As of December 31, 2009:
Non-hedge derivative instruments	$40,000	$(157)	25

As of December 31, 2008:
Non-hedge derivative instruments	$461,500	$(9,034)	390
Cash flow hedge derivative instruments	40,000	(68)	25

The Company recognized net expense of $0.1 million and $2.5 million during the years ended December 31, 2009 and 2008, respectively, on derivative instruments qualifying as cash flow hedges, which is recorded in the “Other expense” line item of the Consolidated Statement of Operations.

During the two years ended December 31, 2009, hedge ineffectiveness was insignificant. There is no amount included in other comprehensive income expected to be reclassified into earnings within the next twelve months.

Note 11. Segment Reporting

The Company reviews, manages and operates its business in three segments: securitization trusts, corporate and appraisal management. Securitization trusts’ operating results are driven from the income generated on the on-balance sheet securitizations less associated costs. Corporate operating results include income generated from mortgage securities retained from securitizations, corporate general and administrative expenses and Advent. Appraisal management operations include the appraisal fee income and related expenses from the Company’s majority-owned subsidiary StreetLinks.

Following is a summary of the operating results of the Company’s segments for the years ended December 31, 2009 and 2008 (dollars in thousands):

For the Year Ended December 31, 2009

	Securitization		Appraisal
	Trusts	Corporate	Management	Eliminations	Total
Income and Revenues:
Service fee income	$-	$-	$31,106	$-	$31,106
Interest income – mortgage loans	130,017	-	-	1,284	131,301
Interest income – mortgage
securities	7,234	16,940	-	(2,518)	21,656
Total	137,251	16,940	31,106	(1,234)	184,063

Costs and Expenses:
Cost of services	-	-	32,221	-	32,221
Interest expense – asset-backed
bonds	21,290	-	-	-	21,290
Provision for credit losses	260,860	-	-	-	260,860
Servicing fees	10,639	-	-	-	10,639
Premiums for mortgage loan
insurance	6,041	137	-	-	6,178
Selling, general and
administrative expense	238	18,702	1,837	-	20,777
Other expenses	1,600	11,749	46	510	13,905
Total	300,668	30,588	34,104	510	365,870

Other income	117	770	-	-	887
Interest expense on trust
preferred securities	-	(1,128)	-	-	(1,128)

Income (loss) before income tax
expense	(163,300)	(14,006)	(2,998)	(1,744)	(182,048)
Income tax expense	-	1,108	-	-	1,108
Net income (loss)	(163,300)	(15,114)	(2,998)	(1,744)	(183,156)
Less: Net loss attributable to
noncontrolling interests	-	(1,225)	(829)	-	(2,054)
Net income (loss) attributable to NFI	$(163,300)	$(13,889)	$(2,169)	$(1,744)	$(181,102)

December 31, 2009:
Total assets	$1,437,059	$26,706	$4,164	$(8,438)	$1,459,491

For the Year Ended December 31, 2008

	Securitization		Appraisal
	Trusts	Corporate	Management	Eliminations	Total
Income and Revenues:
Service fee income	$-	$-	$2,524	$-	$2,524
Interest income – mortgage
loans	182,010	-	-	4,591	186,601
Interest income – mortgage
securities	22,594	31,793	-	(7,390)	46,997
Total	204,604	31,793	2,524	(2,799)	236,122

Costs and Expenses:
Cost of services	-	-	2,600	-	2,600
Interest expense – asset-
backed bonds	95,012	-	-	-	95,012
Provision for credit losses	707,364	-	-	-	707,364
Servicing fees	13,596	-	-	-	13,596
Premiums for mortgage loan
insurance	15,818	29	-	-	15,847
Selling, general and
administrative expense	898	22,355	257	-	23,510
Other expenses (income)	14,505	72,828	7	(13,525)	73,815
Total	847,193	95,212	2,864	(13,525)	931,744

Other income	672	305	-	-	977
Interest expense on trust
preferred securities	-	(6,261)	-	-	(6,261)

Income (loss) before income
tax expense	(641,917)	(69,375)	(340)	10,726	(700,906)
Income tax expense	-	(17,594)	-	-	(17,594)
(Net income (loss)	(641,917)	(51,781)	(340)	10,726	(683,312)
Income from discontinued
operations, net of income tax	-	22,830	-	-	22,830
Net income (loss) attributable
to NFI	$(641,917)	$(28,951)	$(340)	$10,726	$(660,482)

December 31, 2008:
Total assets	$1,937,306	$50,806	$515	$(10,163)	$1,978,464

Note 12. Earnings Per Share

The computations of basic and diluted earnings per share for the years ended December 31, 2009 and 2008 are as follows (dollars in thousands, except per share amounts):

	For the Year Ended
	December 31,
	2009	2008
Numerator:
Loss from continuing operations	$(183,156)	$(683,312)
Dividends on preferred shares	(15,312)	(15,273)
Less loss attributable to noncontrolling interests	(2,054)	-
Loss from continuing operations available to common shareholders	(196,414)	(698,585)
Income from discontinued operations, net of income tax	-	22,830
Loss available to common shareholders	$(196,414)	$(675,755)

Denominator:
Weighted average common shares outstanding – basic and diluted	9,368,053	9,338,131

Basic earnings per share:
Loss from continuing operations	$(19.55)	$(73.17)
Less loss attributable to noncontrolling interests	(0.22)	-
Dividends on preferred shares	(1.64)	(1.64)
Loss from continuing operations available to common shareholders	(20.97)	(74.81)
Income from discontinued operations, net of income tax	-	2.44
Net loss available to common shareholders	$(20.97)	$(72.37)

Diluted earnings per share:
Loss from continuing operations	$(19.55)	$(73.17)
Less loss attributable to noncontrolling interests	(0.22)	-
Dividends on preferred shares	(1.64)	(1.64)
Loss from continuing operations available to common shareholders	(20.97)	(74.81)
Income from discontinued operations, net of income tax	-	2.44
Net loss available to common shareholders	$(20.97)	$(72.37)

The following stock options to purchase shares of common stock were outstanding during each period presented, but were not included in the computation of diluted earnings per share because the effect would be antidilutive (in thousands, except exercise prices):

	For the Year Ended
	December 31,
	2009	2008
Number of stock options (in thousands)	114	206
Weighted average exercise price of stock options	$52.98	$57.36

Note 13. Income Taxes

The components of income tax expense (benefit) attributable to continuing operations for the years ended December 31, 2009 and 2008 were as follows (dollars in thousands):

	For the Year Ended
	December 31,
	2009	2008
Current:
Federal	$1,192	$(2,804)
State and local	(84)	(985)
Total current	1,108	(3,789)

Deferred:
Federal	-	(12,293)
State and local	-	(1,512)
Total deferred	-	(13,805)

Total income tax benefit	$1,108	$(17,594)

A reconciliation of the expected federal income tax expense (benefit) using the federal statutory tax rate of 35% to the Company’s actual income tax expense (benefit) and resulting effective tax rate from continuing operations for the years ended December 31, 2009 and 2008 were as follows (dollars in thousands):

	For the Year Ended
	December 31,
	2009	2008
Income tax at statutory rate	$(62,998)	$(245,317)
State income taxes, net of federal tax benefit	(3,201)	(12,028)
Valuation allowance	72,119	250,161
Interest and penalties	(218)	1,581
Change in state tax rate	(7,768)	-
Adjustment to net operating loss	2,079	-
Tax benefit of gain recorded in discontinued operations	-	(13,804)
Other	1,095	1,813
Total income tax benefit	$1,108	$(17,594)

Significant components of the Company’s deferred tax assets and liabilities at December 31, 2009 and 2008 were as follows (dollars in thousands):

	December 31,	December 31,
	2009	2008
Deferred tax assets:
Basis difference – investments	$389,027	$377,129
Federal net operating loss carryforwards	163,280	93,783
Allowance for loan losses	93,715	106,073
State net operating loss carryforwards	18,719	13,922
Excess inclusion income	2,291	3,918
Other	9,801	10,091
Gross deferred tax asset	676,833	604,916
Valuation allowance	(674,823)	(601,110)
Deferred tax asset	2,010	3,806

Deferred tax liabilities:
Other	2,010	3,806
Deferred tax liability	2,010	3,806

Net deferred tax asset	$-	$-

Based on the evidence available as of December 31, 2009, including the significant pre-tax losses incurred by the Company in 2009 and 2008 overall cumulative losses, the liquidity issues facing the Company and the decision by the Company to close all of its mortgage lending and loan servicing operations, the Company believes that it is more likely than not that the Company will not realize its deferred tax assets. Based on this conclusion, the Company recorded a valuation allowance of $674.8 million for deferred tax assets as of December 31, 2009 compared to $601.1 million as of December 31, 2008.

As of December 31, 2009, the Company had a federal net operating loss of approximately $466.5 million. The federal net operating loss may be carried forward to offset future taxable income, subject to applicable provisions of the Internal Revenue Code of 1986, as amended, including substantial limitations in the event of an “ownership change” as defined in Section 382 of the Code. If not used, this net operating loss will expire in years 2025 through 2029. The Company has state net operating loss carryovers arising from both combined and separate filings from as early as 2004. The loss carryovers may expire as early as 2010 and as late as 2029.

The guidance for uncertain tax positions requires a company to evaluate whether a tax position taken by the company will “more likely than not“ be sustained upon examination by the appropriate taxing authority. It also provides guidance on how a company should measure the amount of benefit that the company is to recognize in its financial statements. The activity in the accrued liability for unrecognized tax benefits for the years ended December 31, 2009 and 2008 was as follows (dollars in thousands):

	2009	2008
Beginning balance	$480	$6,329
Gross decreases – tax positions in prior period	-	(5,367)
Gross increases – tax positions in current period	674	-
Lapse of statute of limitations	(248)	(482)
Ending balance	$906	$480

As of December 31, 2009 and 2008, the total gross amount of unrecognized tax benefits was $0.9 million and $0.5 million, respectively, which also represents the total amount of unrecognized tax benefits that would impact the effective tax rate. The Company anticipates a reduction of unrecognized tax benefits in the amount of $0.2 million due the lapse of statute of limitations in the next twelve months. The Company does not expect any other significant change in the liability for unrecognized tax benefits in the next twelve months.

During 2008, the Company requested the Internal Revenue Service to issue a closing agreement or determination letter with respect to an uncertain tax position taken by the Company in 2007. The Company received a response from the Internal Revenue Service and adjusted the uncertain tax position accordingly. As of December 31, 2008, there was no unrecognized tax benefit related to this uncertain tax position.

It is the Company’s policy to recognize interest and penalties related to income tax matters in income tax expense. Interest and penalties recorded in income tax expense was ($0.2 million) and $1.6 million for the years ended December 31, 2009 and 2008, respectively. Accrued interest and penalties was $1.9 million and $2.0 million as of December 31, 2009 and 2008, respectively.

The Company and its subsidiaries are subject to U.S. federal income tax as well as income tax of multiple state and local jurisdictions. Tax years 2006 to 2009 remain open to examination for U.S. federal income tax. Tax years 2005 to 2009 remain open for major state tax jurisdictions.

Management believes it has adequately provided for potential tax liabilities that may be assessed for years in which the statute of limitations remains open. However, if there were an assessment of any material liability it may adversely affect the Company’s financial condition and liquidity.

Note 14. Employee Benefit Plans

Eligible employees may save for retirement through pretax contributions in defined contribution plans offered by the Company. Employees of the Company may contribute up to the statutory limit. The Company may elect to match a certain percentage of participants’ contributions. $0.1 million in contributions were made to the plans for the year ended December 31, 2009. There were no contributions made to the plans for the year ended December 31, 2008. The Company may also elect to make a discretionary contribution, which is allocated to participants based on each participant’s compensation. During the year ended December 31, 2009, $0.4 million was contributed to the plan’s participants, all of which came from the plan’s forfeitures account, there were no contributions made during 2008.

Note 15. Stock Compensation Plans

The 2004 Incentive Stock Plan (the “2004 Plan”) provides for the grant of qualified incentive stock options (“ISOs”), non-qualified stock options (“NQSOs”), deferred stock, restricted stock, restricted stock units, performance share awards, dividend equivalent rights (“DERs”) and stock appreciation awards (“SARs”). The Company has granted ISOs, NQSOs, restricted stock, performance share awards and DERs. ISOs may be granted to employees of the Company. NQSOs, DERs, SARs and stock awards may be granted to the directors, officers, employees, agents and consultants of the Company or any subsidiaries. The Company registered 625,000 shares of common stock under the 2004 Plan, of which approximately 393,000 shares were available for future issuances as of December 31, 2009. The 2004 Plan will remain in effect unless terminated by the Board of Directors or no shares of stock remain available for awards to be granted. The Company’s policy is to issue new shares upon option exercise.

The Company follows the provisions of the Share-Based Payment guidance using the modified prospective method of adoption. The Company recorded stock-based compensation expense of $0.7 million and $0.1 million for the years ended December 31, 2009 and 2008, respectively. There was no income tax benefit recognized in the income statement for stock-based compensation arrangements in 2009 and 2008. As of December 31, 2009, there was $0.5 million of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted. The cost is expected to be amortized over a weighted-average period of 1.54 years.

The Company’s Equity Award Policy governs the grant of equity awards. In general, equity awards may be granted only at a meeting of the Compensation Committee or the entire Board during the “Trading Window,” as defined in the Company’s Insider Trading and Disclosure Policy for Designated Insiders. The Trading Window for a particular quarter is open beginning on the second business day following an earnings release with respect to the prior quarter until the 15th day of the third month of the quarter. The exercise price (if applicable) of all equity awards will be equal to the price at which the Company’s common stock was last sold on the date of grant.

On June 26, 2009, the Company granted 10,000 stock options to directors with an exercise price of $1.25, which was the closing market price of the Company’s common stock on the date of grant. 5,000 of the options granted vested immediately and 5,000 of the options are subject to a four-year vesting period.

During the fourth quarter of 2009, the Company granted 150,000 stock options to an employee with an exercise price of $0.97, which was the closing market price of the Company’s common stock on November 10, 2009, the date of grant. The options granted are subject to a four-year vesting period.

On May 23, 2008, the Company granted 5,000 stock options to directors with an exercise price of $1.65, which was the closing market price on the NYSE of the Company’s common stock on the date of grant. The options granted vested immediately.

All options have been granted at exercise prices greater than or equal to the estimated fair value of the underlying stock at the date of grant. Outstanding options generally vest equally over four years and expire ten years after the date of grant.

The following table summarizes the weighted average fair value of options granted for the years ended December 31, 2009 and 2008, respectively, determined using the Black-Scholes option pricing model and the assumptions used in their determination. The expected life is a significant assumption as it determines the period for which the risk free interest rate, volatility and dividend yield must be applied. The expected life is the period over which employees and directors are expected to hold their options and is based on the Company’s historical experience with similar grants. The annual risk-free rate of return is estimated using U.S. treasury rates commensurate with the expected life. The volatility is calculated using the fluctuations of the historical stock prices of the Company. The Company’s options have DERs and accordingly, the assumed dividend yield was zero for these options.

	2009	2008
Weighted average:
Fair value, at date of grant	$0.89	$1.40
Expected life in years	5	10
Annual risk-free interest rate	2.39%	3.84%
Volatility	145.43%	84.3%
Dividend yield	0.0%	0.0%

The following table summarizes activity, pricing and other information for the Company’s stock options activity for the year ended December 31, 2009:

			Weighted Average
		Weighted	Remaining	Aggregate
	Number of	Average	Contractual Term	Intrinsic Value
Stock Options	Shares	Exercise Price	(Years)	(in thousands)
Outstanding at the beginning of the year	160,397	$55.63
Granted	160,000	0.99
Forfeited or expired	(42,910)	44.00
Outstanding at the end of the year	277,487	$22.22	8.11	$(5,915)
Exercisable at the end of the year	93,912	$56.58	5.55	$(5,287)
Stock options expected to vest at the end
of the year	183,575	$4.64	9.43	$(686)

The following table summarizes activity, pricing and other information for the Company’s stock options activity for the year ended December 31, 2008:

			Weighted Average
			Remaining	Aggregate
	Number of	Weighted Average	Contractual Term	Intrinsic Value
Stock Options	Shares	Exercise Price	(Years)	(in thousands)
Outstanding at the beginning of the year	267,342	$47.81
Granted	5,000	1.65
Forfeited or expired	(111,945)	34.62
Outstanding at the end of the year	160,397	$55.63	5.01	$(8,880)
Exercisable at the end of the year	114,612	$65.32	3.80	$(7,456)
Stock options expected to vest at the end
of the year	22,835	$38.29	8.05	$(1,424)

There were no options exercised during the years ended December 31, 2009 or 2008. The total fair value of options vested during the years ended December 31, 2009 and 2008 was $0.3 million and $1.0 million, respectively.

For options that vested prior to January 1, 2005, a recipient is entitled to receive additional shares of stock upon the exercise of options as a result of DERs associated with the option. For employees, the DERs accrue at a rate equal to the number of options outstanding times 60% of the dividends per share amount at each dividend payment date. For directors, the DERs accrue at a rate equal to the number of options outstanding times the dividends per share amount at each dividend payment date. The accrued DERs convert to shares based on the stock’s fair value on the dividend payment date. There were no options exercised during 2008 or 2009.

For options granted after January 1, 2005, a recipient is entitled to receive DERs paid in cash upon vesting of the options. The DERs accrue at a rate equal to the number of options outstanding times the dividends per share amount at each dividend payment date. The DERs begin accruing immediately upon grant, but are not paid until the options vest.

The Company did not grant and issue any shares of restricted stock during 2009 or 2008.

The following tables present information on restricted stock outstanding as of December 31, 2009 and 2008.

	December 31, 2009		December 31, 2008
		Weighted		Weighted
	Number of	Average Grant	Number of	Average Grant
	Shares	Date Fair Value	Shares	Date Fair Value
Outstanding at the beginning of year	34,246	$38.38	107,211	$36.50
Vested	-	-	(1,745)	185.68
Forfeited	(2,775)	38.38	(71,220)	33.96
Outstanding at the end of period	31,471	$38.38	34,246	$38.38

Note 16. Fair Value of Financial Instruments

The following disclosure of the estimated fair value of financial instruments presents amounts that have been determined using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions or estimation methodologies could have a material impact on the estimated fair value amounts.

The estimated fair values of the Company’s financial instruments related to continuing operations are as follows as of December 31, 2009 and 2008 (dollars in thousands):

	2009		2008
	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial assets:
Cash and cash equivalents	$7,104	$7,104	$24,790	$24,790
Restricted cash	5,342	5,206	6,046	5,595
Mortgage loans – held-in-portfolio	1,289,474	1,160,527	1,772,838	1,772,838
Mortgage securities – trading	1,087	1,087	7,085	7,085
Mortgage securities – available-for-sale	6,903	6,903	12,788	12,788
Accrued interest receivable	74,025	74,025	77,292	77,292
Notes receivable	4,920	4,920	-	-
Financial liabilities:
Borrowings:
Asset-backed bonds secured by mortgage
loans	2,270,602	1,297,980	2,599,351	1,772,838
Asset-backed bonds secured by mortgage
securities	968	968	5,376	5,376
Junior subordinated debentures	77,815	6,225	77,323	6,248
Accrued interest payable	751	751	10,242	10,242
Derivative instruments:	(157)	(157)	9,101	9,101

Cash and cash equivalents – The fair value of cash and cash equivalents approximates its carrying value.

Restricted Cash – The fair value of restricted cash was estimated by discounting estimated future release of the cash from restriction.

Mortgage loans – held-in-portfolio – The fair value of mortgage loans – held-in-portfolio was estimated using the carrying value less a market discount. The internal rate of return is less than what an outside investor would require due to the embedded credit risk, therefore a market discount is required to get to the fair value. The fair value of mortgage loans – held-in-portfolio approximated its carrying value at December 31, 2008.

Mortgage securities – trading – See Note 10 to the consolidated financial statements for fair value method utilized.

Mortgage securities – available-for-sale – See Note 10 to the consolidated financial statements for fair value method utilized.

Accrued interest receivable – The fair value of accrued interest receivable approximates its carrying value.

Notes receivable – The fair value of notes receivable approximates its carrying value.

Asset-backed bonds secured by mortgage loans – The fair value of asset-backed bonds secured by mortgage loans and the related accrued interest payable was estimated using the fair value of mortgage loans – held-in-portfolio as the trusts have no recourse to the Company’s other, unsecuritized assets.

Asset-backed bonds secured by mortgage securities – The fair value of asset-backed bonds secured by mortgage securities and the related accrued interest payable is approximated using quoted market prices.

Junior subordinated debentures – The fair value of junior subordinated debentures is estimated using the price from the repurchase transaction that the Company completed during 2008 as it is greater than an estimate of discounting future projected cash flows using a discount rate commensurate with the risks involved.

Accrued interest payable – The fair value of accrued interest payable approximates its carrying value.

Derivative instruments – The fair value of derivative instruments is estimated by discounting the projected future cash flows using appropriate rates.

Note 17. Subsequent Events

During January 2010, the final derivative of the 2007-1 securitization trust expired. The expiration of this derivative is a reconsideration event. Accordingly, the Company will deconsolidate the assets and liabilities of the securitization trust and will record a gain during the three month period ending March 31, 2010.

Subsequent to December 31, 2009, certain events occurred that required the Company to reconsider the accounting for three consolidated loan trusts: NHEL 2006-1, NHEL 2006-MTA1 and NHEL 2007-1. Upon reconsideration, the Company determined that all requirements for derecognition were met under applicable accounting guidelines at the time of the reconsideration event. As a result, the Company derecognized the assets and liabilities of the trusts on January 25, 2010.

Prior to the events discussed above, the Company prepared its balance sheet on an unclassified basis because the operating cycle of its nonconforming mortgage operations exceeded one year. As a result of the derecognition and changes in the Company’s business, beginning with the first quarter of 2010, the assets and liabilities have been presented on a classified basis, except for the assets and liabilities of the securitization trusts which continue to be presented on an unclassified basis. Certain line items on the consolidated statement of operations have been reclassified to better present the Company’s current operating businesses. All applicable data in these consolidated financial statements have been retroactive restated to reflect the new financial statement presentation.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
NovaStar Financial, Inc.
Kansas City, Missouri

We have audited the accompanying consolidated balance sheets of NovaStar Financial, Inc. and subsidiaries (the "Company") as of December 31, 2009 and 2008, and the related consolidated statements of operations, shareholders’ deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2009 and 2008, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company's internal control over financial reporting as of December 31, 2009, based on the criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 31, 2010 expressed an adverse opinion on the Company’s internal control over financial reporting because of a material weakness.

/s/ DELOITTE & TOUCHE LLP

Kansas City, Missouri
March 31, 2010 (November 18, 2010 as to the effects of the financial statement presentation changes described in Note 17)